EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (this "AGREEMENT") is made and entered into as of the 28th day of December, 2000, by and among 99(cent)Only Stores, a California corporation ("STOCKHOLDER"), Universal Deals, Inc., a California corporation ("DEALS"), Universal Odd's-N-End's, Inc., a California corporation ("UNIVERSAL ONE," and with Deals, "BUYERS"), Universal International, Inc., a Minnesota corporation ("UNIVERSAL"), and Odd's-N-End's, Inc., a Delaware corporation ("ODD'S-N-END'S," and with Universal, the "COMPANIES," and with Stockholder, the "SELLERS"), on the following terms and conditions:

                                 R E C I T A L S

     WHEREAS, the authorized capital stock of Universal consists of 1,000 shares of Common Stock, no par value per share, of which 1,000 shares of Common Stock are issued and outstanding;

     WHEREAS, the authorized capital stock of Odd's-N-End's consists of 1,000 shares of Common Stock, $0.10 par value per share, of which 1,000 shares of common stock are issued and outstanding;

     WHEREAS, Stockholder owns, in the aggregate, beneficially and of record, 1,000 shares of Universal Common Stock and 1,000 shares of Odd's-N-End's Common Stock, which represent 100% of the total issued and outstanding shares of common stock of Universal and Odd's-N-End's;

     WHEREAS, subject to the terms and conditions set forth in this Agreement, Deals desires to purchase and acquire from Stockholder, and Stockholder desires to sell and transfer to Deals (the "UNIVERSAL ACQUISITION"), all 1,000 shares of Universal Common Stock owned by Stockholder, (the "UNIVERSAL SHARES"); and

     WHEREAS, subject to the terms and conditions set forth in this Agreement, Universal ONE desires to purchase and acquire from Stockholder, and Stockholder desires to sell and transfer to Universal ONE (the "ONE ACQUISITION," and with the Universal Acquisition, the "ACQUISITION"), all 1,000 shares of Odd's-N-End's Common Stock owned by Stockholder, (the "ONE SHARES," and with the Universal Shares, the "SHARES").

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereby agree as follows:

     1. PURCHASE AND SALE OF SHARES.

         1.1 On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Stockholder agrees to sell, transfer and deliver to Buyers, and Buyers agree to purchase and acquire from Stockholder, the Shares, free and clear of any mortgage, lien, security interest, charge, hypothecation, pledge, adverse claim, encumbrance or restriction of any kind or nature whatsoever ("LIEN"). Immediately following the consummation of the transactions contemplated


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hereby, and effective as of September 30, 2000 (the "EFFECTIVE DATE"), Deals and
Universal ONE will own beneficially and of record 100% of the issued and outstanding shares of common stock of Universal and Odd's-N-End's, respectively.

         1.2 The Shares shall be purchased by Buyers from Stockholder for an aggregate purchase price of $33,909,445 (the "PURCHASE PRICE"), in cash payable to Stockholder as follows: (i) $5,000,000, which was delivered to Stockholder upon the execution of that certain Letter of Intent, dated as of November 8, 2000, as amended; and (ii) $28,909,445 to be paid to Stockholder on the Closing Date (as defined below) by delivery of cashiers check or by wire transfer.

     2. THE CLOSING. The closing (the "Closing") of the purchase and sale of the Shares shall take place at 10:00 a.m. (Pacific Standard Time) on December 28, 2000, or on such other date or at such other time as the parties hereto agree but in no event later than December 29, 2000 (the "Closing Date"). The Closing shall take place at the offices of Sellers' counsel via facsimile, with hard copy originals of executed closing documents to be exchanged via overnight mail or other method as agreed to by the parties.

     3. DELIVERIES AT THE CLOSING. At the Closing, (i) Stockholder shall deliver to Buyers the various certificates, instruments and documents referred to in
SECTION 7 below, (ii) Buyers shall deliver to Stockholder the various instruments and documents referred to in SECTION 8 below, (iii) Stockholder shall deliver to Buyers stock certificates representing the Shares to be sold hereunder (or lost certificate affidavits therefore) duly endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyers shall pay to Stockholder that portion of the Purchase Price due at Closing as set forth in
SECTION 1.2 above.

     4. REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND STOCKHOLDER.

         4.1 THE COMPANIES AND STOCKHOLDER. The Companies and Stockholder jointly and severally represent and warrant to Buyers as follows except as set forth in the disclosure schedule attached hereto (the "DISCLOSURE SCHEDULE"):

         4.1.1 ORGANIZATION, STANDING AND CORPORATE POWER. Universal and Odd's-N-End's are corporations duly organized, validly existing and in corporate and tax good standing under the laws of the States of Minnesota and Delaware, respectively, with all requisite power and authority (corporate and other) to own its properties and carry on its business as presently conducted. The Companies are duly qualified to conduct business and are in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified would be reasonably expected to have a material adverse effect on the Companies. The Companies have the full power and authority (corporate and otherwise) to enter into, execute and deliver this Agreement and the agreements referred to herein to which it is a party and to consummate the transactions contemplated hereby and thereby.

         4.1.2 AUTHORITY AND CAPACITY; AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement and the other agreements referred to herein to which the Companies are a party and the performance by the Companies of its obligations and agreements hereunder and thereunder have been duly and validly authorized and approved by its respective Board of Directors. The Companies have taken all other actions required on its part by law and its respective


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articles/certificate of incorporation and bylaws in order to consummate the transactions contemplated hereby.

         4.1.3 EXECUTION, DELIVERY AND PERFORMANCE. This Agreement and the other agreements referred to herein to which the Companies are a party have been duly executed and delivered by the Companies and constitute the valid and binding obligations of the Companies and are enforceable against the Companies in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors rights generally and by general equitable principles.

         4.1.4 CAPITAL STOCK. As of the date hereof, the authorized, issued and outstanding capital stock of the Universal and Odd's-N-End's consists of 8,691,000 shares and 1,000 shares of common stock, respectively. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. All 8,691,000 shares of Universal common stock and 1,000 shares of Odd's-N-End's common stock are held of record and beneficially owned by Stockholder. There are no outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Companies are a party or which are binding upon the Companies providing for the issuance, disposition, or acquisition of any of its capital stock or other securities convertible into or exchangeable for capital stock of the Companies. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Companies, there are no contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any Common Stock, and there are no voting trusts, proxies, or any other agreements, restrictions or understandings with respect to the voting of the capital stock of the Companies. Immediately following the consummation of the transactions contemplated hereby, Buyers will own beneficially and of record 100% of the issued and outstanding common stock of the Companies, free and clear of any Lien.

         4.1.5 NO SUBSIDIARIES. The Companies do not have any interest or investment in any other individual corporation, trust, estate, partnership, joint venture, association, limited liability company, governmental bureau or other entity of whatsoever kind or nature.

         4.1.6 COMPLIANCE WITH THE LAW AND OTHER INSTRUMENTS, ETC. except as disclosed on the Disclosure Schedule, the Companies are not in violation of any term of (a) its respective articles/certificate of incorporation, bylaws or other organizational documents, (b) to the knowledge of Stockholder, any applicable law, ordinance, rule or regulation of any federal, state and local government or agency (collectively, "GOVERNMENTAL AUTHORITY"), or (c) any applicable order, judgment or decree of any court, arbitrator or Governmental Authority, in each case the consequences of which violation, whether individually or in the aggregate, would be reasonably expected to have a material adverse effect on the Companies. No investigation by any Governmental Authority asserting or alleging any violation of or noncompliance with any such laws, ordinances, rules and regulations, judgments and decrees are pending or, to the knowledge of the Companies, threatened.

         4.1.7 EFFECT OF AGREEMENT. The execution and delivery by the Companies of this Agreement and the agreements referred to herein, the sale by Stockholder of the Shares to Buyers, the performance by the Companies of their respective obligations pursuant to the terms of this Agreement and the other agreements referred to herein, and the consummation of the transactions


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contemplated hereby and thereby, do not and will not, with or without the giving of notice or lapse of time, or both:

         (a) violate or conflict with any term of the respective articles/certificate of incorporation, bylaws or other organizational documents of the Companies;

         (b) violate any provision of law, statute, rule, regulation or executive order to which the Companies or any of its assets or properties is subject;

         (c) require on the part of the Companies any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal administrative agency or commission or other governmental or regulatory authority or agency, with the exception of filing with the Federal Trade Commission and the United States Department of Justice the notification and documentary material pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act");

         (d) violate any judgment, order, writ or decree of any court or administrative body applicable to the Companies or any of its assets or properties;

         (e) accelerate or constitute an event entitling the holder of any indebtedness related to the Companies and assumed hereunder by Buyers to accelerate the maturity of any such indebtedness or increase the rate of interest presently in effect with respect to such indebtedness; and

         (f) conflict with, result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under any agreement, contract or other instrument to which the Companies are a party, or result in the creation of any Lien upon any of the properties or assets of the Companies.

         4.1.8 LITIGATION. Lawsuits are pending and/or have been threatened against the companies. However, except as may be identified in Exhibit __, Seller is unaware of any material claim, legal action, suit, arbitration, investigation, proceeding or hearing, notice of claims or other legal, administrative or government proceedings before any court or regulatory agency or other Governmental Authority to which the Companies are a party or to the knowledge of Stockholder threatened against the Companies (or in which the Companies is a plaintiff or otherwise a party thereto), and there are no facts existing which are likely to result in any such claim, action, suit arbitration, investigation or hearing or other legal, administrative or governmental proceeding. There is no continuing order, injunction or decree of any court, arbitrator or Governmental Authority to which the Companies are a party or to which its assets are subject.

         4.1.9 TITLE TO THE ASSETS. To the best of the Seller's actual knowledge, the Companies have good and marketable title to all assets held or used by the Companies in connection with the operations and business of the Companies (the "ASSETS"), free and clear of all mortgages, pledges, liens (including, without limitation, tax liens), charges, security interests, claims, conditions, restrictions, encumbrances and obligations, of any kind or nature whatsoever. It is expressly understood and agreed by the Buyers that the acquisition by the Sellers of Assets is made on an "as-is, where is" basis, regardless of the condition of the Assets and whether the Buyers will have had a reasonable opportunity to inspect and examine the condition the Assets.


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         4.1.10 CONSENTS OR WAIVERS. At the Closing, the Companies shall have delivered to the Buyers any and all consents or waivers of other parties required by the terms thereof in order to permit the Acquisition to occur and to permit the continuation of the leases and other contracts, upon the same terms and conditions as are contained in such leases and other contracts upon consummation of the transactions contemplated by this Agreement, except where failure to obtain would not have a material effect on the Companies.

         4.1.11 DISCLOSURE. No representation or warranty made by the Companies and Stockholder in this Agreement or in any writing furnished or to be furnished pursuant to or in connection with this Agreement knowingly contains or will contain any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading.

         4.2 STOCKHOLDER. Stockholder represents and warrants to Buyers as follows, except as set forth in the Disclosure Schedule attached hereto:

         4.2.1 ORGANIZATION, STANDING AND CORPORATE POWER. Stockholder is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of California, with all requisite power and authority (corporate and other) to own its properties and carry on its business as presently conducted. Stockholder has the full power and authority (corporate and otherwise) to enter into, execute and deliver this Agreement and the agreements referred to herein to which it is a party and to consummate the transactions contemplated hereby and thereby.

         4.2.2 AUTHORITY AND CAPACITY; AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement and the other agreements referred to herein to which Stockholder is a party and the performance by Stockholder of its obligations and agreements hereunder and thereunder have been duly and validly authorized and approved by its Board of Directors. Stockholder has taken all other actions required on its part by law and its articles of incorporation and bylaws in order to consummate the transactions contemplated hereby.

         4.2.3 EXECUTION, DELIVERY AND PERFORMANCE. This Agreement and the other agreements referred to herein to which Stockholder is a party have been duly executed and delivered by Stockholder and constitute the valid and binding obligations of Stockholder and are enforceable against Stockholder in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors rights generally and by general equitable principles.

         4.2.4 EFFECT OF AGREEMENT. The execution and delivery by Stockholder of this Agreement and the agreements referred to herein, the performance by Stockholder of its obligations pursuant to the terms of this Agreement and the other agreements referred to herein, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or lapse of time, or both:

         (a) violate or conflict with any term of the articles of incorporation, bylaws or other organizational documents of Stockholder;


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         (b) violate any provision of law, statute, rule, regulation or executive order to which Stockholder or any of its assets or properties is subject;

         (c) require on the part of Stockholder any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency, with the exception of filing with the Federal Trade Commission and the United States Department of Justice the notification and documentary material pursuant to the HSR Act; and

         (d) violate any judgment, order, writ or decree of any court or administrative body applicable to Stockholder or any of its assets or properties.

         4.2.5 TITLE TO SHARES. Stockholder owns beneficially and of record, and has good and marketable title to, the Shares free and clear of any Lien, and upon delivery to Stockholder of the Purchase Price in exchange for the Shares owned by Stockholder as provided in this Agreement, Buyers will acquire good and marketable title thereto, free and clear of any Lien.

     5. REPRESENTATIONS AND WARRANTIES OF BUYERS. The Buyers jointly and severally hereby represent and warrant to the Sellers as follows, except as set forth in the Disclosure Schedule attached hereto:

         5.1 ORGANIZATION, STANDING AND CORPORATE POWER. Buyers are corporations duly organized, validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own its respective properties and carry on its business as presently conducted. Each of the Buyers has the corporate power to enter into, execute and deliver this Agreement and the agreements referred to herein and to consummate the transactions contemplated hereby and thereby.

         5.2 AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement and the other agreements referred to herein and the performance by the Buyers of its obligations and agreements under this Agreement and the other agreements referred to herein have been duly and validly authorized and approved by its Board of Directors. Buyers have taken all other actions required on its part by law and its articles of incorporation in order to consummate the transactions contemplated hereby.

         5.3 EXECUTION, DELIVERY AND PERFORMANCE. This Agreement and the other agreements referred to herein have been duly executed and delivered by the Buyers and constitute the valid and binding obligations of the Buyers and are enforceable against the Buyers in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors rights generally and by general equitable principles.

         5.4 EFFECT OF AGREEMENT. The execution and delivery by the Buyers of this Agreement and the agreements referred to herein, the purchase by the Buyers of the Shares from the Stockholder, the performance by the Buyers of its respective obligations pursuant to the terms of this Agreement and the other agreements referred to herein, and the consummation of the transactions contemplated hereby and under such other agreements, do not and will not, with or without the giving of notice or lapse of time, or both:


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         (a) violate or conflict with any term of the articles of incorporation or other organizational documents of Buyers;

         (b) violate any provision of law, statute, rule, regulation or executive order to which Buyers or any of its assets or properties is subject; and

         (c) violate any judgment, order, writ or decree of any court or administrative body applicable to Buyers or any of its assets or properties.

     6. ADDITIONAL COVENANTS.

         6.1 EMPLOYEE MATTERS. Stockholder agrees to allow employees of the Companies to continue to participate in the Stockholder's employee benefit plans to the extent of the employee's current participation, for up to thirty-one (31) days following the Closing. Thereafter, employees will be entitled to participate in employee benefits provided by the Companies, if any.

         6.2 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. Except as otherwise expressly provided for herein, the Sellers expressly exclude all other representations and warranties (whether written or oral, express or implied) not specifically set forth herein. By way of example and without limitation, the Sellers expressly disclaim any representations and warranties with respect to each of the Companies' financial statements, inventory, conduct of business, environmental matters, intellectual property, employment matters, accounts receivables, accounts payable, tax matters and other operations and matters of the Companies. In no event shall the Stockholder be liable for incidental, special, indirect or consequential damages, loss of profits, or other damages, except as otherwise expressly provided for herein, arising in any way from the transactions contemplated hereby.

         6.3 NO USE OF TRADENAME. Buyers agree not to operate any of its stores under the tradename "99(cent) Only Stores" or any tradename similar thereto (including, but not limited to, any tradename including "99"), nor to utilize any signage (including price signs), print, tv, internet, radio, or other form of advertising, or other visual or audio indicia which would be reasonably likely to cause any members of the consuming public (including retail customers, merchandise suppliers and stockholder investors) to believe that "99" is a part of any tradename, trademark, servicemark, logo, or slogan used in connection with the operation of any of the stores or any other "corporate" activity (such as purchasing). Without limitation on the foregoing, Buyers may not utilize any letterhead, stationary, marketing materials, etc., that includes "99(cent)," "99(cent) Store," or "99(cent) Only Stores" for any purposes. The limitations on "99" and "99(cent)" above shall include the terms when used in numeric form, spelled out, verbalized and audible, and shall apply to the English language and any other language, slang, or jargon. In connection with any stores (the initial stores or subsequent ones) that are transferred to third parties (excluding lease termination agreements executed only with landlords), any such transfer shall include the foregoing restrictions. To the extent that any of the stores utilize any trademarks, servicemarks, tradedress, etc. of the Stockholder (including, but not limited to, "99(cent) Only Stores" price signs and/or stickers) as of the Effective Date, such uses shall cease on or before December 31, 2001.

         6.4 PERFORMANCE OF CONTRACTS. In the event that and to the extent that the consent to the assignment to Buyers of any contracts, leases or other agreements is not obtained pursuant to this Agreement, such contract, lease or other agreement shall not be assigned hereunder at the Closing and: (i) Sellers agree to continue to be or to cause their respective affiliates to continue to


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be bound thereunder in accordance with its terms and (ii) Buyers agree, at the request of Sellers, to perform and discharge fully all of the obligations of Sellers and their respective affiliates thereunder from and after the Closing Date, and shall indemnify Sellers for any and all actions, suits, proceedings, costs, losses, claims, liabilities, fines, penalties (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) attributable to any failure on the part of the Buyers in connection with such performance. Sellers shall use their good faith efforts, and Buyers shall cooperate fully with Sellers, to obtain all necessary consents; provided that Sellers shall not be obligated to pay any consideration therefore to the third party from whom such consent is requested. If and when any such consent shall be obtained or such contract, agreement or lease shall otherwise become assignable, Sellers shall promptly assign all of their rights and obligations thereunder to Buyers, and Buyers shall assume such rights and obligations.

     7. CONDITIONS TO OBLIGATIONS OF BUYERS. Unless waived, in whole or in part, in writing by each of the Buyers, the obligations of Buyers to effect the transactions contemplated hereby and in the other agreements referred to herein shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND STOCKHOLDER TO BE TRUE. The representations and warranties of the Companies and Stockholder contained in this Agreement shall be true and correct in all material respects on the Effective Date and the Closing Date with the same force and effect as though made on and as of the Effective Date and the Closing Date, except for representations and warranties made as of a specific date which shall be true and correct as of such date. Each of the Companies and Stockholder shall have performed, in all material respects, all of their respective obligations and complied, in all material respects, with all of their respective covenants required by this Agreement and the other agreements referred to herein to be performed or complied with by it on or prior to the Closing Date.

         7.2 NO PROCEEDINGS. No action, suit or proceeding before any court or any Governmental Authority pertaining to the transactions contemplated by this Agreement or any other agreement referred to herein or to their consummation shall have been instituted or threatened on or prior to the Closing Date.

         7.3 HSR. Any applicable waiting period under the HSR Act shall have expired or have been terminated with respect to the Acquisition contemplated hereby.

         7.4 CONSENTS. The Companies shall have obtained and delivered to the Buyers all written consents of the other party to all contracts which by their terms or otherwise require their consent of such party to the Acquisition.

         7.5 DELIVERY OF SHARE CERTIFICATES AND CORPORATE DOCUMENTS. The Stockholder shall have delivered to Buyers all stock certificates representing the Shares being transferred pursuant to this Agreement, all minute books of the Companies and all corporate documents related to the operations and business of the Companies.

         7.6 CONTEMPORANEOUS TRANSACTIONS. Stockholder shall have entered into each of the Services Agreements attached hereto as EXHIBITS A1 AND A2 (the "Services Agreements") and the Lease Agreement attached hereto as EXHIBIT B (the "Lease Agreement").


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     8. CONDITIONS TO OBLIGATIONS OF THE SELLERS. Unless waived, in whole or in part, in writing by the Sellers, the obligations of the Sellers to effect the consummation of the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at the Closing of each of the following conditions:

         8.1 REPRESENTATIONS AND WARRANTIES OF BUYERS TO BE TRUE. The representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date, except for representations and warranties made as of a specific date which shall be true and correct as of such date. Buyers shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement and the other agreements referred to herein to be performed or complied with by it prior to the Closing Date.

         8.2 NO PROCEEDINGS. No action, suit or proceeding before any court or any Governmental Authority pertaining to the transactions contemplated by this Agreement or any other agreement referred to herein or to their consummation shall have been instituted or threatened on or prior to the Closing Date.

         8.3 HSR. Any applicable waiting period under the HSR Act shall have expired or have been terminated with respect to the Acquisition contemplated hereby.

         8.4 DELIVERY OF PURCHASE PRICE. Buyers shall have delivered to Stockholder the Purchase Price, due and payable at the Closing as set forth in
SECTION 2 above, by wire transfer.

         8.5 CONTEMPORANEOUS TRANSACTIONS. The Companies shall have entered into each of the Services Agreements and the Lease Agreement.

         8.6 CLOSING OF THE ACQUISITIONS. The closing of each the Universal Acquisition and the ONE Acquisition is conditioned upon the closing of the other.

     9. POST-CLOSING COVENANTS.

         9.1 FURTHER ASSURANCES. Each of the parties to this Agreement agrees to execute such further documents or instruments and to take such other actions as are necessary to carry out the transactions contemplated by this Agreement and the other agreements referred to herein (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

         9.2 SECTION 338(H)(10) ELECTION. Buyers and Sellers agree that a
Section 338(h)(10) election (the "SECTION 338(H)(10) ELECTION") shall be made with respect to the Acquisition. As soon as reasonably practicable following the Closing, Buyers, at Buyers' sole expense, shall prepare and deliver to Stockholder a Department of the Treasury Form 8023 (or successor form and/or any applicable comparable state or local forms specified by Buyers), which, Stockholder agrees to execute and return to Buyers within seven calendar days of receipt of such filings. Buyers and Stockholder agree to work together in good faith to make the appropriate filings for the Section 338(h)(10) Election. To the extent that Buyers, on the one hand, and Stockholder, on the other hand, are unable to agree on the content of the filings, the Buyers and Stockholder agree to file any applicable extensions and to submit the dispute to arbitration pursuant to the procedures set forth in SECTION 12.11.


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     10. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY.

         10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as provided herein, all of the representations and warranties and indemnification obligations of the parties herein and in any document or instrument delivered in connection with this Agreement shall survive the Closing, and shall be binding upon the parties to this Agreement, their successors and assigns for a period of eighteen (18) months following the Closing. No party will be liable for indemnification pursuant to this SECTION 10 with respect to any breach of any representation or warranty, covenant or obligation, unless such party is provided with notice of a claim for indemnification with respect to such breach before expiration of the applicable survival period described above in this
SECTION 10.1.

         10.2 INDEMNIFICATION BY STOCKHOLDER. Stockholder hereby covenants and agrees with Buyers that the Stockholder shall indemnify Buyers (a "BUYER INDEMNIFIED PARTY") and hold Buyers harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) ("DAMAGES") incurred by Buyers resulting from the breach of, or any inaccuracy in any of the representations, warranties, covenants or agreements made by Stockholder in this Agreement or with the conduct of the Companies' business or ownership of the Companies up to and including the Effective Date.

         10.3 INDEMNIFICATION BY BUYERS. Buyers hereby covenant and agree with Stockholder that Buyers shall indemnify Stockholder ("SELLERS INDEMNIFIED PARTY"), and hold them harmless from, against and in respect of any and all Damages incurred by it in connection with any breach of, or any inaccuracy in any of the representations, warranties, covenants or agreements made by Buyers in this Agreement or in connection with the conduct of the Companies' business or ownership of the Companies after the Closing Date.

         10.4 INDEMNIFICATION PROCEDURE.

         (a) Any party seeking indemnification (the "INDEMNIFIED PARTY") from any other party (the "INDEMNIFYING PARTY") with respect to any claim, demand, action, proceeding or other matter pursuant to this SECTION 10 (the "CLAIM") shall promptly give written notice to the Indemnifying Party of the existence of the Claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party's right to indemnification, provided that the failure to give such prompt notice shall not waive or otherwise affect the rights of any Indemnified Party except to the extent that the rights of the Indemnified Party shall have been damaged thereby.

         (b) If any third party shall notify any Indemnified Party with respect to any matter which may give rise to a Claim for indemnification against the Indemnifying Party under this Agreement, then the Indemnified Party shall promptly give written notice thereof to each Indemnifying Party; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged by such failure to give notice. At any time, the Indemnifying Party may, at its expense, assume the defense of any such matter. In the event that any Indemnifying Party notifies the Indemnified Party that it is assuming the defense thereof:

         (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice;

         (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense; and

         (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably).

         (c) Until an Indemnifying Party notifies the Indemnified Party that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate, without prejudice to any of its rights hereunder.

         10.5 COOPERATION. The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to third party claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

         10.6 ADJUSTMENT TO INDEMNIFICATION PAYMENTS; INSURANCE. Any payment made by an Indemnifying Party to an Indemnified Party pursuant to this SECTION 10 in respect of any Claim (i) shall be net of any insurance proceeds available to the Indemnified Party in respect of such claim and (ii) shall be reduced by an amount equal to any tax benefits attributable to such claim. The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this SECTION 10.

         10.7 WAIVER OF CERTAIN DAMAGES. No Indemnified Party shall be entitled to recover from an Indemnifying Party punitive, special, exemplary and consequential damages arising in connection with or with respect to the indemnification provisions hereof.

         10.8 MITIGATION OBLIGATION. Each Person entitled to indemnification hereunder shall take reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event that could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

     11. TERMINATION.

         11.1 TERMINATION OF AGREEMENT. Certain of the parties may terminate this Agreement as provided below:

         (a) Buyers and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

         (b) Buyers may terminate this Agreement by giving written notice to each of the Sellers at any time prior to the Closing in the event any of the Sellers are in breach of any material representation, warranty, or covenant contained in this Agreement in any material respect, and the Sellers may terminate this Agreement by giving written notice to Buyers at any time prior to the

Closing in the event any of the Buyers are in breach of any material representation, warranty or covenant contained in this Agreement in any material respect;

         (c) Buyers may terminate this Agreement by giving written notice to each of the Sellers at any time prior to the Closing if the Acquisition shall not have occurred on or before January 31, 2001 by reason of the unwaived failure of any condition precedent under SECTION 7 hereof (unless the failure results from Buyers' breaching of any representation, warranty, or covenant contained in this Agreement); and

         (d) The Sellers may terminate this Agreement by giving written notice to each of the Buyers at any time prior to the Closing if the Acquisition shall not have occurred on or before January 31, 2001 by reason of the unwaived failure of any condition precedent under SECTION 8 hereof (unless the failure results from the Sellers' breaching of any representation, warranty, or covenant contained in this Agreement).

         11.2 EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to SECTION 11.1, this Agreement shall be of no further force or effect and no party shall have any Liability to any other party hereunder; PROVIDED, HOWEVER, that (i) SECTION 12.9 (Expenses) and SECTION 12.12 (Attorney's Fees) hereof shall survive any such termination and continue in full force and effect and (ii) nothing herein shall relieve any party hereto from any Liability resulting from any breach of this Agreement prior to such termination.

     12. MISCELLANEOUS.

         12.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign any of its rights, or delegate any of its duties or obligations (by operation of law or otherwise), under this Agreement without the prior written consent of the other parties, and any such purported assignment or delegation shall be void AB INITIO.

         12.2 NOTICES. All notices, demands and other communications (collectively, "NOTICES") given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered or certified mail, return receipt requested, postage and fees prepaid, by overnight service with a nationally recognized "next day" delivery company, by facsimile transmission, or otherwise actually delivered to the addresses set forth below for Buyers, the Companies and Stockholder. Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given two business days after the date of deposit in the United States mails, unless sooner received. Any of the parties to this Agreement may from time to time change its address for receiving Notices by giving written notice thereof in the manner set forth above.

               If to Buyers, to:

               Universal Deals, Inc.
               4000 Union Pacific Avenue
               City of Commerce, California 90023
               Attention:  President
               Facsimile:

               Universal Odd's-N-End's, Inc.
               4000 Union Pacific Avenue
               City of Commerce, California  90023
               Attention:  President
               Facsimile:

               If to the Companies, to:

               Universal International, Inc.
               4000 Union Pacific Avenue
               City of Commerce, California  90023
               Attention:  President
               Facsimile:

               Odd's-N-End's, Inc.
               4000 Union Pacific Avenue
               City of Commerce, California  90023
               Attention:  President
               Facsimile:

               If to Stockholder, to:

               99(cent) Only Stores
               4000 Union Pacific Avenue
               City of Commerce, California 90023
               Attention:  President
               Facsimile:

               with a copy (which shall not constitute notice), to:

               Troop Steuber Pasich Reddick & Tobey, LLP
               2029 Century Park East, 24th Floor
               Los Angeles, California 90067
               Attention:    C. N. Franklin Reddick, Esq.
               Facsimile:    (310) 728-2204

         12.3 AMENDMENT; WAIVER. No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

         12.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED BOTH AS TO VALIDITY AND PERFORMANCE AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO THE CHOICE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

         12.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         12.6 NO FINDERS. The parties each agree to indemnify and hold harmless the other against any expense incurred by reason of any consulting, brokerage commission or finder's fee alleged to be payable to any Person in connection with the transactions contemplated hereby because of any act, omission or statement of the indemnifying party or any dealings by the indemnifying party with any consultant, broker or finder.

         12.7 HEADINGS. The section and subsection headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

         12.8 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         12.9 EXPENSES. Buyers shall pay their costs and expenses, including without limitation, the fees and expenses of their counsel and financial advisors. The Stockholder shall pay the costs and expenses, including without limitation, the fees and expenses of the legal, accounting and financial advisors of the Companies and Stockholder.

         12.10 ENTIRE AGREEMENT. This Agreement, including the other agreements and schedules to be entered into in connection with the transactions contemplated by this Agreement, constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof and there are no other agreements or understandings, written or oral, in effect between the parties relating to such subject matter except as expressly referred to herein.

         12.11 DISPUTE RESOLUTION. Any dispute or claim arising hereunder shall be settled by arbitration. Any party may commence arbitration by sending a written notice of arbitration to the other party. The notice will state the dispute with particularity. The arbitration hearing shall be commenced thirty
(30) days following the date of delivery of notice of arbitration by one party to the other, by the American Arbitration Association ("AAA") as arbitrator. The arbitration shall be conducted in Los Angeles, California in accordance with the commercial arbitration rules promulgated by AAA, and each party shall retain the right to cross-examine the opposing party's witnesses, either through legal counsel, expert witnesses or both. The decision of the arbitrator shall be final, binding and conclusive on all parties (without any right of appeal therefrom) and shall not be subject to judicial review. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

         12.12 ATTORNEYS' FEES. In the event of any action or suit based upon or arising out of any alleged breach of any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

         12.13 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto.



                       [Signatures to Follow on Next Page]

     IN WITNESS WHEREOF, this Agreement has been executed by their respective duly authorized officers as of the date first set forth above.

                                     BUYERS

                                     UNIVERSAL DEALS, INC.

                                     /S/ DAVID GOLD
                                     ------------------------------
                                     By:  David Gold
                                     Its:  President



                                     UNIVERSAL ODD'S-N-END'S, INC.

                                     /S/ DAVID GOLD
                                     ------------------------------
                                     By:  David Gold
                                     Its:  President



                                     STOCKHOLDER

                                     99(CENT) ONLY STORES, INC.

                                     /S/ ERIC SCHIFFER
                                     -------------------------------
                                     By:  Eric Schiffer
                                     Its:  President


                                     COMPANIES

                                     UNIVERSAL INTERNATIONAL, INC.

                                     /S/ ERIC SCHIFFER
                                     -------------------------------
                                     By:  Eric Schiffer
                                     Its:  President

                                     ODD'S-N-END'S, INC.

                                     /S/ ERIC SCHIFFER
                                     -------------------------------
                                     By:  Eric Schiffer
                                     Its:  President

                               DISCLOSURE SCHEDULE

         4.1.8



                             (see attached schedule)

                          UNIVERSAL INTERNATIONAL, INC.
                                   DISCLOSURE
                          PENDING/THREATENED LITIGATION


PENDING LITIGATION:

1.   B.J. Transport, inc. v Universal International
     Case No. 000613032 State of Minnesota, County of Hennipin Plaintiff's claim is for unpaid freight bills incurred from 9/99 through 2/2000 in the amount of $7,265.41

2. Krystal Gibson v. Only Deals, Inc., Universal International, and 99(cent)Only Stores Case No. EM 00-13525 State of Minnesota, County of Hennepin (Fourth Judicial District) Case to compel release to Plaintiff of her personnel records. This matter is in the process of being settled for $2,500. However, the Plaintiff has an underlying claim for sexual harassment. The complaint has not yet been filed.

3.   Itasca Business Credit (Roblyn Transport) v. Only Deals
     State of Minnesota, County of Hennepin, District Court, Fourth Judicial District (no case number assigned as yet) Plaintiff is suing to recover $212,824.59 in unpaid invoices.

4.   Lee Kalanquin
     A request for personnel records was received by Only Deals from this individual on November 13, 2000. She was terminated on March 16, 1998 for theft. The reason for this recent request has not been stated.

5. Kratt v. Only Deals, Kranz Family Trust II, and North Capitol Management State of Minnesota, County of Becker This is a premises liability case. The plaintiff's demand is presently unknown. On 9/12/00 Only Deals was voluntarily dismissed without prejudice from the case. Only Deals is represented by Fireman's Fund attorney Lance B. Nyberg in this matter.

6.   Pardee V. Universal International, Inc.
     Supreme Court of the state of New York, County of Niagara, Index No. 104733 Plaintiff's demand in this premises liability case is $1,000,000. On 7/23/99, Plaintiff executed a "Release of All Claims", accepted a check in the amount of $225, and negotiated that check on 10/12/99 (the scope of the release and its relation to the new action will be investigated and the carder and counsel contacted). She subsequently filed this lawsuit. Defendant is represented by Fireman's Fund attorney Thomas Bender on this matter.

7.   Tharaldson v. Only Deals

     State of Minnesota, County of Becker, District Court, Seventh judicial District (Court file Number not yet assigned). This is a suit for unpaid earned wages of $3,500, statutory penalties in the amount of $750, and such other relief as may be granted.

8.   Monica Ward v. Only Deals

     United States District Court, District of Minnesota, Court file No. 0:00 - CV - 00463 This is a race discrimination case and also a wage and hour claim (unpaid over-time pay).

9.   Only Deals V. Randall Redd d/b/a Panjos Company
     Cause No. 45,782 in the Probate and County Court of Galveston County, Texas. This is a wrongful lockout case filed by Only Deals. Defendant filed a counterclaim in the amount of $74,000 for breach of lease, damage to premises, conversion of fixtures, and failure to pay certain taxes.

THREATENED LITIGATION:

1.   Metro Sales, Inc. (Universal International, Inc.)
     Unpaid account in the amount of $1,452.60 (account #00332)

2. Consumers Utilities Service Corporation (Universal International, Inc.) Claim of monies due in the amount of $5,740.80 ("commission" based upon savings generated for customer on utility bills).

3.   United Portfolio Management, Inc. (Universal International, Inc.)
     Claim of an outstanding balance of $1,037.52 due under the terms of General Electric Capital Corporation Lease No. 6503726007 for a facsimile machine.

4.   Mechanics Lien - Lien Claimant CMA P.A.
     Improvements made between 1/20/00 and 5/31/00 to warehouse at 905 Yankee Doodle Road, Eagan, Minnesota. Lien amount: $22,470.47

                                   EXHIBIT A 1

               SERVICES AGREEMENT - UNIVERSAL INTERNATIONAL, INC.

                                                                 EXECUTION COPY


                               SERVICES AGREEMENT

        This Services Agreement (this "Agreement") is dated as of December 28, 2000, by and between 99(cent) Only Stores, a California corporation (the "Company"), and Universal International, Inc., a Minnesota corporation ("Universal").

                                 R E C I T A L S

        WHEREAS, the Company, Universal, Universal Deals, Inc., a California corporation ("Deals"), Odd's-N-End's, Inc., a California corporation ("Odd's-N-End's"), and Universal Odd's-N-End's, Inc., a California corporation ("Universal ONE"), are parties to that certain Stock Purchase Agreement dated as of December 28, 2000 (the "Purchase Agreement"), pursuant to which Deals and Universal ONE will purchase (the "Purchase") 100% of the capital stock of Universal and Odd's-N-End's, respectively, from the Company; and

        WHEREAS, the Purchase Agreement contemplates that in connection with the closing of the Purchase, the Company and Universal will enter into this Services Agreement pursuant to which the Company will provide Universal with certain administrative and other services for a limited period of time.

        NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS. Unless otherwise defined herein, including the schedules hereto, capitalized terms shall have the meanings assigned them in the Purchase Agreement.

2. COMPUTER SUPPORT SERVICES. The Company will provide (either directly or through arrangements with third parties) to Universal computer support services listed on SCHEDULE 2 (the "COMPUTER SUPPORT SERVICES") from the close of business on September 30, 2000 (the "EFFECTIVE DATE") until the termination of such services in accordance with Sections 15, 16 and 17 hereof. The Computer Support Services shall be of a type and at a service level substantially equivalent to that provided to Universal immediately prior to the Effective Date.

3. ACCOUNTING SERVICES. The Company shall provide to Universal accounting services listed on SCHEDULE 3 (the "ACCOUNTING SERVICES") from the Effective Date until the termination of such services in accordance with Sections 15, 16 and 17 hereof. The Accounting Services to be provided by the Company shall be of a type and service level substantially equivalent to that provided to Universal by the Company immediately prior to the Effective Date.

4. LEGAL SERVICES. The Company will provide Universal with legal services listed on SCHEDULE 4 (the "LEGAL SERVICES") from the Effective Date until the termination of such services in accordance with Sections 15, 16 and 17. The Legal Services shall be provided on an as needed basis consistent with past practice and procedure and be of a type and at a service level substantially equivalent to that provided historically by the Company to Universal. Provided that if the Company determines, in its sole and absolute discretion, that any Legal Services requested by Universal will conflict with, or cause a potential conflict with, the interests of the Company, the Company may decline to perform such Legal Services and such decision shall have no effect on the amount of fees to be paid by Universal pursuant to Section 12. The Company agrees to use commercially reasonable best efforts to inform

Universal of any potential conflicts or connections with related parties that arise in connection with the Company rendering Legal Services requested by Universal pursuant to this Agreement.

5. ADVERTISING SERVICES. The Company will provide Universal with advertising support listed on SCHEDULE 5 (the "ADVERTISING SERVICES") from the Effective Date until the termination of such services in accordance Sections 15, 16 and 17 hereof. The Advertising Services provided by the Company shall be of a type and at a service level substantially equivalent that provided to Universal by the Company immediately prior to the Effective Date.

6. REAL ESTATE MANAGEMENT SERVICES. The Company will provide Universal with real estate management services listed on SCHEDULE 6 (the "REAL ESTATE MANAGEMENT SERVICES") from the Effective Date until the termination of such services in accordance with Sections 15, 16 and 17 hereof. The Real Estate Management Services provided by the Company shall be of a type and at a service level substantially equivalent to that provided to Universal by the Company immediately prior to the Effective Date.

7. FINANCE SERVICES. The Company will provide Universal with finance services listed on SCHEDULE 7 (the "FINANCE SERVICES") from the Effective Date until the termination of such services in accordance with Sections 15, 16 and 17 hereof. The Finance Services provided by the Company shall be of a type and at a service level substantially equivalent to that provided to Universal by the Company immediately prior to the Effective Date. Further, the Company shall provide Universal with a $200,000 line of credit subject to and pursuant to certain terms and conditions to be determined by the Company.

8. HUMAN RESOURCES SERVICES. The Company will provide Universal with human resources services listed on SCHEDULE 8 (the "HUMAN RESOURCES SERVICES") from the Effective Date until the termination of such services in accordance with Sections 15, 16 and 17 hereof. The Human Resources Services provided by the Company shall be of a type and at a service level substantially equivalent to that provided to Universal by the Company immediately prior to the Effective Date.

9. BUYING SERVICES. The Company will provide Universal with buying services listed on SCHEDULE 9 (the "BUYING SERVICES") from the Effective Date until the termination of such services in accordance with Sections 15, 16 and 17 hereof. The Buying Services provided by the Company shall be of a type and at a service level substantially equivalent to that provided to Universal by the Company immediately prior to the Effective Date. Universal shall in consideration of the Buying Services provided by the Company hereunder, pay to the Company the purchase cost of the merchandise delivered plus a 10% fee thereon. Further, Universal shall reimburse the Company for all out-of-pocket freight and shipping costs. The consideration for the Buying Services shall hereinafter be referred to as the "Buying Fee."

10. RISK MANAGEMENT SERVICES. The Company will provide Universal with risk management services listed on SCHEDULE 10 (the "RISK MANAGEMENT SERVICES") from the Effective Date until the termination of such services in accordance with Sections 15, 16 and 17 hereof. The Risk Management Services provided by the Company shall be of a type and at a service level substantially equivalent to that provided to Universal by the Company immediately prior to the Effective Date.

11. OTHER SERVICES. The Company may from time-to-time agree to provide additional services to Universal on mutually agreed upon terms and conditions.

12. CONSIDERATION. Universal shall in consideration of the Computer Support Services, Accounting Services, Legal Services, Advertising Services, Real Estate Management Services, Finance Services, Human Resources Services, and Risk Management Services (each a "SERVICE" and collectively and with the Buying Services, the "SERVICES") provided by the Company hereunder, pay the Company a management fee ("MANAGEMENT FEE") of 6%? Universal's monthly sales revenue as calculated at the end of each calendar month ("SALES REVENUE"). Further, Universal shall reimburse the Company for all out-of-pocket expenses (including any travel costs) relating-to the Services provided by the Company ("REIMBURSED EXPENSES"). All Buying Fees, Management Fees, and Reimbursed Expenses owed by Universal to the Company are due within ten (10) days of the end of each month. In the event that Universal's sales revenue falls under $3,000,000 in any month, the Management Fee will be equitably adjusted at the discretion of the Company for such month.

13. SERVICE STANDARDS. The Services shall be provided by personnel of the Company applying substantially the same standard of care as if they were providing such services to the Company. To the extent the provision of Services (as defined below) hereunder is to be subcontracted or outsourced to any person or entity by the Company, the Company shall apply substantially the same standard of care in selecting such person as if they were selecting the person or entity for themselves.

14. UNIVERSAL SOLELY RESPONSIBLE. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that all times during the term of this Agreement Universal shall be solely responsible for determining the basic operating policies of Universal governing personnel, programming and finances and for the management and supervision of personnel implementing such basic operating policies. Such policies shall not cause or require any employee of the Company to materially violate any of the Company's policies or philosophies.

15. SERVICE TERM. This Agreement is effective as of the Company's close of business on September 30, 2000. Unless otherwise terminated earlier in accordance with Section 16 below, this Agreement shall be effective through December 31, 2001 ("TERM").

16. TERMINATION.

        (a) The obligations of the Company under this Agreement, including any obligation to provide any Services hereunder, shall terminate upon the occurrence of any of the following events:

               (i) Universal becomes insolvent or commences a voluntary proceeding under the present or any future federal bankruptcy code or any similar federal or state law or statute, Universal consents to or fails to file an answer to the filing of a bankruptcy proceeding against Universal or seeks or consents to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency for itself or for any substantial part of its assets or property, or Universal makes a general assignment for the benefit of creditors, or takes of any corporate action in furtherance of any of the foregoing;

               (ii) Universal breaches any term of this Agreement, including the failure to make any payment required under this Agreement when due, and such breach continues for a period of ten (10) business days after the Company provides written notification thereof; and

        (b) The obligations of Universal under this Agreement, except the indemnification obligations contained in Section 19, shall terminate upon the occurrence of any of the following event:

               (i) The Company becomes insolvent or commences a voluntary proceeding under the present or any future federal bankruptcy code or any similar federal or state law or statute, the Company consents to or fails to file an answer to the filing of a bankruptcy proceeding against the Company or seeks or consents to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency for itself or for any substantial part of its assets or property, or the Company makes a general assignment for the benefit of creditors, or takes of any corporate action in furtherance of any of the foregoing.

        (c) The parties may agree to mutually terminate this Agreement effective in a writing signed by both the Company and Universal.

        (d) Universal or the Company may terminate this Agreement effective at the middle or end of any month with thirty (30) days prior written notice to the other party.

17. CHANGE IN THE LEVEL OR PRICE OF SERVICES. Except as otherwise provided for herein, the parties acknowledge that the Company may at any time and from time to time increase or decrease the level and scope of all or some of the Services (each an "Affected Service") provided by the Company during the term of this Agreement, which changes could affect the pricing of the Affected Service provided hereunder. The Company agrees to provide Universal sixty (60) days prior written notice of any such anticipated change in the level and scope of any Affected Service, the date such change is to go into effect (which date shall not be less than sixty (60) days after the provision of written notice), the reasons for the change and the adjusted amount, if any, that Universal will be required to pay to continue to receive the Affected Service. Universal shall have thirty (30) days from receipt of the written notice to notify the Company in writing of Universal's decision whether to (a) terminate the use of the Affected Service, such termination to be effective on the date the change in Affected Service is to go into effect, or (b) pay the adjusted amount as set forth in the written notice. Failure of Universal to respond in writing within the thirty (30) day period shall constitute Universal's agreement to accept the change in Affected Service and to pay the adjusted amount.

18.. EMPLOYEES USE OF SHARED FACILITIES. The parties acknowledge that certain employees of the Company, in the performance of the Company's obligations under this Agreement, will be working within facilities owned or leased by Universal. Accordingly, Universal agrees to take all action necessary to maintain the property for which it is responsible in a good, clean and safe working condition. Subject to the terms of any lease between the Company and Universal, to the extent the employees of the Company are injured while on the premises for which Universal is responsible, the indemnification provisions in Section 19 below shall apply.

19. INDEMNIFICATION. (a) Each party shall defend, indemnify and hold harmless the other, its Affiliates and their respective officers, directors, employees and agents and their respective successors and assigns (collectively, "REPRESENTATIVES") from and against any and all claims, (including, without limitation, those based on contract or tort), losses, liabilities, damages and expenses incurred during the Term of this Agreement (including, without limitation, reasonable attorneys' fees) (collectively, "DAMAGES"), arising out of or in connection with a claim, suit or proceeding brought by a third party upon (i) bodily injury (including death) or damage to tangible personal property arising from the negligent or intentional acts or omissions of the indemnifying party or its subcontractors, or Representatives of any of them, (ii) assertions under worker's compensation or similar laws made by persons furnished by the indemnifying party, or (iii) violations of labor and employment laws, health and safety laws, wage and hour laws, discrimination, harassment, wrongful termination or breach of contract. In the event that the indemnified party's concurrent negligent or intentional acts or omissions contributed to cause the damage for which a claim of indemnity is being asserted against the indemnifying party hereunder, the damages shall be allocated between the indemnified party and the indemnifying party in such proportion as appropriately reflects the relative fault of the two parties or their subcontractors or their Representatives and the liability of the indemnifying party shall be proportionately reduced.

        (b) If any party (the "INDEMNITEE") receives notice of any claim, assertion or other commencement of any action or proceeding or becomes aware of any matter with respect to which the other party is obligated to provide indemnification (the "INDEMNIFYING PARTY") pursuant to Section 19(a), the Indemnitee shall promptly give the Indemnifying Party written notice thereof. Failure to give such notice shall not affect a party's right to be indemnified hereunder; provided, however, that the Indemnifying Party's liability hereunder shall be limited to that which would have existed had prompt notice been given, and the Indemnitee shall be solely responsible for, and shall indemnify the Indemnifying Party from, such increased liability, if any, as shall have been occasioned by its failure to provide the Indemnifying Party with prompt notice. The Indemnifying Party shall defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel approved by Indemnitee, such approval not to be unreasonably withheld, any such matter involving the asserted liability of the Indemnitee. In such event, the Indemnitee, the Indemnifying Party and the Indemnifying Party's counsel shall cooperate in the compromise of, or defense against, any such asserted liability. The Indemnitee may participate in the defense of such asserted liability at its own expense; provided, however, that if the Indemnitee elects not to participate in such defense, the Indemnifying Party shall keep the Indemnitee fully appraised, within reason, at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party does not notify the Indemnitee within thirty (30) days, as required hereunder, or within such shorter response period as is required to avoid prejudice to the ability to defend against such claim, assertion, action or proceeding, after receipt of Indemnitee's notice of an action or proceeding that the Indemnifying Party intends to assume the defense of such claim, action, assertion or proceeding, then the Indemnitee may defend such claim, action, assertion or proceeding at the indemnifying Party's sole expense. In the event the insurance company provides a defense to any such claim, action, assertion or proceeding, the Indemnifying Party may use such defense if so decided upon by the Indemnifying Party. The Indemnifying Party shall have the right to compromise any action or suit provided that it shall not effect a settlement of any action or claim with the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, and shall include an unconditional release of the Indemnitee for any claim, action, assertion or proceeding. Indemnitee shall not be required to consent in the event that Indemnitee is also a defendant or potential defendant to such action or claim. If the Indemnifying Party is defending any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably necessary or appropriate for such defense

        (c)    The amount of any recovery by an Indemnitee pursuant to this
Section 19 shall be net of any insurance benefits actually received by such Indemnitee.

        (d) The Company shall not indemnify Universal for any claim, suit or proceeding arising from the gross negligence or willful misconduct of Universal. Universal may seek indemnification, as provided hereunder, only if the claim, suit or proceeding is based on the gross negligence or willful misconduct of the Company.

20. FORCE MAJEURE. The Company shall not be liable for any failure of, or delay in the performance of, any Services, as applicable, for the period that such failure or delay is due to acts of God, public enemy, civil unrest, strikes or general labor disputes, computer hardware or software failures or any other cause beyond the provider's reasonable control.

21. NO JOINT VENTURE. Nothing in this Agreement shall be construed to constitute the parties hereto to be partners or joint venturers with, or agents for, one another with respect to the provision of Services hereunder. Neither party shall have any authority to obligate or bind the other in any manner whatsoever. The Company shall be an independent contractor, free to exercise its discretion and independent judgment consistent with the terms of this Agreement as to the method and means of performance of Services.

22. ASSIGNMENT. This Agreement may not be assigned by either party, except either party may assign this Agreement to an Affiliate of such party with the prior written consent of the other party (which consent may not be unreasonably withheld), provided such assignment shall not result in an increase in costs or a diminution in service to the non-assigning party. In addition, the Company may subcontract the provision of any Service hereunder without the prior written consent of Universal, provided that the Company will endeavor to give Universal written notice of the decision to subcontract as early as is reasonably possible.

23. THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

24. JURISDICTION. Each party hereby consents to the exclusive jurisdiction of the state and federal courts sitting in California in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each party further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 25 of this Agreement, and that when so made shall be as if served upon it personally within the State of California.

25. NOTICES. Any notice to be given or to be served upon any party hereto in connection with this Agreement must be in writing (which may include facsimile) and shall be deemed to have been given (a) if personally delivered, on the date received or refused, when delivered to the address specified by the party to receive the notice, (b) if sent by facsimile, once such notice or other communication is transmitted to the facsimile number specified below, and the appropriate written facsimile confirmation is received, provided that such notice or other communication is promptly thereafter mailed by United States mail, postage prepaid, or (c) if sent by a reputable prepaid overnight delivery service under circumstances by which such service guarantees next business day delivery (i.e., Federal Express), the date received or refused. Such notices shall be given to a party and to its respective counsel at the addresses specified below. Any party may, at any time by giving five (5) days' prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice shall be given.

               If to Universal:
               Universal International, Inc.
               4000 Union Pacific
               City of Commerce, California 90023
               Attention: Dave Gold
               Facsimile: 323-881-9992

               If to the Company:
               99(cent) Only Stores
               4000 Union Pacific Avenue
               City of Commerce, California 90023
               Attention: Andy Farina
               Facsimile: (323) 881-9992

               With a copy to (which shall not constitute notice):

               Akin, Gump, Strauss, Hauer & Feld, LLP
               2029 Century Park East
               Los Angeles, California 90067
               Attention: Linda Giunta Michaelson
               Facsimile: (310) 728-33l6

26. GOVERNING LAW. THIS AGREEMENT AND ALL MATTERS OR ISSUES RELATED HERETO OR ARISING HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE

STATE OF CALIFORNIA, WITHOUT REGARD TO THE APPLICATION OF PRINCIPLES OF CONFLICTS OF LAWS.

27. DISPUTE RESOLUTION. Any dispute or claim arising hereunder shall be settled by arbitration. Any party may commence arbitration by sending a written notice of arbitration to the other party. The notice will state the dispute with particularity. The arbitration hearing shall be commenced thirty (30) days following the date of delivery of notice of arbitration by one party to the other, by the American Arbitration Association ("AAA") as arbitrator. The arbitration shall be conducted in Los Angeles, California in accordance with the commercial arbitration rules promulgated by AAA, and each party shall retain the right to cross-examine the opposing party's witnesses, either through legal counsel, expert witness or both. The decision of the arbitrator shall be final, binding and conclusive on all parties (without any right of appeal therefrom) and shall not be subject to judicial review. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

28. ATTORNEYS' FEES. In the event of any action or suit based upon or arising out of any alleged breach of any party of this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

                            [Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                            UNIVERSAL INTERNATIONAL, INC.


                                            By: /S/ DAVID GOLD
                                               --------------------------------
                                                   Name:  Dave Gold
                                                   Title: President



                                            99(cent)ONLY STORES


                                            By: /S/ ERIC SCHIFFER
                                               --------------------------------
                                                   Name:  Eric Schiffer
                                                   Title: President

                                   SCHEDULE 2
                            COMPUTER SUPPORT SERVICES

     Computer Support Services for the day to day operation of Universal and its stores of the type and level provided by the Company to Universal from September 1, 2000 through September 30, 2000, to generally include among other things the following functions, which are to be performed on a part time basis by three (3) help desk personnel, Manny Chavez, Robert Adams, and Marvin Fischer (or reasonably equivalent substitutes for such individuals):

     o Provide for daily systems administration including system administration and management of maintenance of operating functionality of all of the company's business applications as well as voice and data transmission. Administer the retail P.O.S. (point of sale) systems; provide 24-hour help desk service, the availability of which may be on an "on call" basis, and oversee maintenance of both software and hardware.

     o Provide operating support for the inventory management systems; this includes store ordering, purchase order systems, inventory control, picking systems and performance reports.

     o Provide or procure software modifications where required and to remedy any software "bugs" for which no reasonable "work around" is available.

     o    Maintain vendor support for all software and hardware.

     o All out of pocket costs and expenses (including any travel costs) are to be paid by Universal, with the exception of (i) labor and benefits for the above-listed staff and (ii) ordinary office and administrative overhead for such staff.

                                   SCHEDULE 3
                               ACCOUNTING SERVICES

     Accounting Services for the day to day operation of Universal and its stores of the type and level provided by the Company to Universal from September 1, 2000 through September 30, 2000, to generally include among other things the following:

     o All treasury functions including collection of cash, bank deposit reconciliation, sales audit, filing of all sales, income, property and other business tax & license returns, responding to all taxing authority inquiries, audits and statutory filings.

     o Prepare all biweekly payrolls and all coincidental tax and government filings as required.

     o Maintain general ledger and prepare all management reports and other reports necessary for governmental filings.

     o Maintain all sub ledgers for property, inventory and other pertinent items on a store basis level.

     o    Reconcile all bank accounts.

     o All out of pocket costs and expenses (including any travel costs) are to be paid by Universal, with the exception of (i) labor and benefits for the staff providing the Accounting Services and (ii) ordinary office and administrative overhead for such staff.

                                   SCHEDULE 4
                                 LEGAL SERVICES

     Legal Services will be provided on an as needed basis within the context of the daily operating activities of Universal and would include but not be limited to the following:

     o    Labor issues

     o    Third party liability outside the scope of insured limits.

     o    Contract management & contractual issues resolution.

     o    Supplier disputes.

     o Lease negotiations, with the exception of transactions involving the selling, assigning, or terminating leases.

     o    Product liability issues where applicable

     o Universal will pay all out of pocket for costs and expenses (including any travel costs) associated with the use of outside counsel.

     o In no event shall the Company be required under this Agreement to litigate or negotiate any material contract. Such activities shall be the responsibility of Universal's outside counsel.

                         SCHEDULE 5 ADVERTISING SERVICES

     Advertising Services of the type and level provided by the Company to Universal from September 1, 2000 through September 30, 2000, to generally include among other things the following:

     o    Establish conceptual approach and corresponding spending plan.

     o Execute periodic plan - select items to be advertised along with corresponding media and individual city location. Arrange procurement of advertising production and media space.

     o Plan logistics for key events and movement of advertised product to individual retail locations.

     o    Provide guidance on production layout, conceptual content and pricing.

     o Measure relative performance of the ads against expectations and revise as necessary.

     o All out of pocket costs and expenses (including any travel costs) to be paid by Universal (advertising, printing, freight, distribution, etc.), with the exception of (i) labor and benefits for the Company's staff providing the Advertising Services and (ii) ordinary office and administrative overhead for such staff.

                                   SCHEDULE 6
                         REAL ESTATE MANAGEMENT SERVICES

     Real Estate Management Services of the type and level provided by the Company to Universal from September 1, 2000 through September 30, 2000, to include among other things, all day to day property management functions of the stores, including the physical facility issues, lease compliance issues, and the following:

     o Maintain compliance with all lease provisions for all stores to the extent typically performed from a corporate office level. Correspond with landlord on all changes, renewals, common area maintenance billings and percentage rent notification.

     o Maintain up to date lease summary data as well as notification period data.

     o Negotiate lease renewals or terminations (not in connection with substantial liquidation of stores on a piecemeal basis).

     o Arrange for maintenance or construction, after notice is provided to the Company, where necessary.

     o Assist and advise in resolution of issues with utility services and HVAC.

     o    Manage periodic refurbishment of stores.

     o All out of pocket costs and expenses (including any travel costs) to be paid by Universal (including consultants, brokers, lawyers, etc.), with the exception of (i) labor and benefits for the Company's staff providing the Real Estate Management Services and (ii) ordinary office and administrative overhead for such staff.

                                   SCHEDULE 7
                                FINANCE SERVICES

     Finance Services for the day to day operation (not in sale or liquidation situations) of Universal and its stores of the type and level provided by the Company to Universal from September 1, 2000 through September 30, 2000, to generally include among other things the following:

     o Provide interim trade credit subject to limits provided in this agreement.

     o Preparation of all monthly financial reporting for statutory requirements, management requirements and regulatory bodies.

     o Provide all treasury functions including cash mobilization, bank reconciliation, and tax filings with federal, state and local governmental bodies.

     o    Maintain all banking contacts.

     o Assist in audits by regulatory agencies, sales tax, 401k, annual reports, etc.

     o    Maintain and negotiate all insurance coverage for Universal.

     o All out of pocket costs and expenses (including any travel costs) to be paid by Universal (including financial consultants, lawyers, etc.), with the exception of (i) labor and benefits for the Company's staff providing the Finance Services and (ii) ordinary office and administrative overhead for such staff.

                                   SCHEDULE 8
                            HUMAN RESOURCES SERVICES

     Human Resource Services for the day to day operation of Universal and its stores of the type and level provided by the Company to Universal from September 1, 2000 through September 30, 2000, to include all of the recruitment, hiring, conflict resolution, discipline, benefits, maintenance of personnel files and salary administration, and the following:

     o Insure each employee is adequately documented in the files upon hiring.

     o    Establish and monitor pay rates

     o    Review performance and maintain individual employee files and records.

     o Manage & administer benefit programs including health, 401k, workers comp, COBRA, etc.

     o All out of pocket costs and expenses (including any-travel costs) to be paid by Universal (including consultants, etc.), with the exception of (i) labor and benefits for the Company's staff providing the Human Resource Services and (ii) ordinary office and administrative overhead for such staff.

                                   SCHEDULE 9
                                 BUYING SERVICES

     Buying Services for the day to day operation of the stores of the type and level provided by the Company to Universal from September 1, 2000 through September 30, 2000, to generally include all procurement and supply chain management and the following:

     o    Source all product including close-outs and re-orderable items.

     o    Develop buying plan.

     o    Write purchase orders and follow up for delivery.

     o    Manage corporate inventory levels.

     o Select merchandise and manage divide outs as well as shipments from the Company's corporate warehouse.

     o    Review product pricing and retail performance of inventory.

     o Plan seasonal needs for stores and coordinate logistics with suppliers and stores.

     o The Company shall retain the right not to sell to and/or purchase for Universal certain products. Such election not to sell to and/or purchase for Universal certain products shall be made at the sole discretion of the Company on similar criteria used by the Company immediately prior to the Effective Date.

     o All out of pocket costs and expenses (including any travel costs) to be paid by Universal, with the exception of (i) labor and benefits for the Company's staff providing the Buying Services and (ii) ordinary office and administrative overhead for such staff.

                                   SCHEDULE 10
                            RISK MANAGEMENT SERVICES

     Risk Management Services for the day to day operation (not including substantial liquidation) of the stores of the type and level provided by the Company to Universal from September 1, 2000 through September 30, 2000, to generally include among other things the maintenance of all insurance programs and management of on inventory, cash and other employee & customer defalcations, and the following:

     o Procurement and management of all business liability insurance functions.

     o    Claims resolution.

     o    Administer insurance audits.

     o    All premiums are paid by Universal.

     o All out of pocket costs and expenses (including any travel costs) to be paid by, with-the exception of (i) labor and benefits for the Company's staff providing the Risk Management Services and (ii) ordinary office and administrative overhead for such staff.

                                   EXHIBIT A2
                    SERVICES AGREEMENT - ODD'S-N-END'S, INC.

                                                                 EXECUTION COPY

                               SERVICES AGREEMENT

     This Services Agreement (this "Agreement") is dated as of December 28, 2000, by and between 99(cent)Only Stores, a California corporation (the "Company"), and Odd's-N-End's, Inc., a Delaware corporation ("Odd's-N-End's").

                                 R E C I T A L S

     WHEREAS, the Company, Universal International, Inc., a Minnesota corporation ("Universal"), Universal Deals, Inc., a California corporation ("Deals"), Odd's-N-End's, and Universal Odd's-N-End's, Inc., a California corporation ("Universal ONE"), are parties to that certain Stock Purchase Agreement dated as of December 28, 2000 (the "Purchase Agreement"), pursuant to which Deals and Universal Odd's-N-End's will purchase (the "Purchase") 100% of the capital stock of Universal and Odd's-N-End's, respectively, from the Company; and

     WHEREAS, the Purchase Agreement contemplates that in connection with the closing of the Purchase, the Company and Odd's-N-End's will enter into this Services Agreement pursuant to which the Company will provide Universal with certain administrative and other services for a limited period of time.

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS. Unless otherwise defined herein, including the schedules hereto, capitalized terms shall have the meanings assigned them in the Purchase Agreement.

2. COMPUTER SUPPORT SERVICES. The Company will provide (either directly or through arrangements with third parties) to Odd's-N-End's computer support services listed on SCHEDULE 2 (the "COMPUTER SUPPORT SERVICES") from the close of business on September 30, 2000 (the "EFFECTIVE DATE") until the termination of such services in accordance with Sections 15, 16 and 17 hereof. The Computer Support Services shall be of a type and at a service level substantially equivalent to that provided to Odd's-N-End's immediately prior to the Effective Date.

3. ACCOUNTING SERVICES. The Company shall provide to Odd's-N-End's accounting services listed on SCHEDULE 3 (the "ACCOUNTING SERVICES") from the Effective Date until the termination of such services in accordance with Sections 15, 16 and 17 hereof. The Accounting Services to be provided by the Company shall be of a type and service level substantially equivalent to that provided to Odd's-N-End's by the Company immediately prior to the Effective Date.

4. LEGAL SERVICES. The Company will provide Odd's-N-End's with legal services listed on SCHEDULE 4 (the "LEGAL SERVICES") from the Effective Date until the termination of such services in accordance with Sections 15, 16 and 17. The Legal Services shall be provided on an as needed basis consistent with past practice and procedure and be of a type and at a service level substantially equivalent to that provided historically by the Company to Odd's-N-End's. Provided that if the Company determines, in its sole and absolute discretion, that any Legal Services requested by Odd's-N-End's will conflict with, or cause a potential conflict with, the interests of the Company, the Company may decline to perform such Legal Services and such decision shall have no effect on the amount of fees to be paid by Odd's-N-End's pursuant to Section 12. The Company agrees to use commercially reasonable best efforts to inform Odd's-N-End's of any potential conflicts or connections with related parties that arise in connection with the Company rendering Legal Services requested by Odd's-N-End's pursuant to this Agreement.

5. ADVERTISING SERVICES. The Company will provide Odd's-N-End's with advertising support listed on SCHEDULE 5 (the "ADVERTISING SERVICES") from the Effective Date until the termination of such services in accordance Sections 15, 16 and 17 hereof. The Advertising Services provided by the Company shall be of a type and at a service level substantially equivalent to that provided to Odd's-N-End's by the Company immediately prior to the Effective Date.

6. REAL ESTATE MANAGEMENT SERVICES. The Company will provide Odd's-N-End's with real estate management services listed on SCHEDULE 6 (the "REAL ESTATE MANAGEMENT SERVICES") from the Effective Date until the termination of such services in accordance with Sections 15, 16 and 17 hereof. The Real Estate Management Services provided by the Company shall be of a type and at a service level substantially equivalent to that provided to Odd's-N-End's by the Company immediately prior to the Effective Date.

7. FINANCE SERVICES. The Company will provide Odd's-N-End's with finance services listed on SCHEDULE 7 (the "FINANCE SERVICES") from the Effective Date until the termination of such services in accordance with Sections 15, 16 and 17 hereof. The Finance Services provided by the Company shall be of a type and at a service level substantially equivalent to that provided to Odd's-N-End's by the Company immediately prior to the Effective Date. Further, the Company shall provide Odd's-N-End's with a $200,000 line of credit subject to and pursuant to certain terms and conditions to be determined by the Company.

8. HUMAN RESOURCES SERVICES. The Company will provide Odd's-N-End's with human resources services listed on SCHEDULE 8 (the "HUMAN RESOURCES SERVICES") from the Effective Date until the termination of such services in accordance with Sections 15, 16 and 17 hereof. The Human Resources Services provided by the Company shall be of a type and at a service level substantially equivalent to that provided to Odd's-N-End's by the Company immediately prior to the Effective Date.

9. BUYING SERVICES. The Company will provide Odd's-N-End's with buying services listed on SCHEDULE 9 (the "BUYING SERVICES") from the Effective Date until the termination of such services in accordance with Sections 15, 16 and 17 hereof. The Buying Services provided by the Company shall be of a type and at a service level substantially equivalent to that provided to Odd's-N-End's by the Company immediately prior to the Effective Date. Odd's-N-End's shall in consideration of the Buying Services provided by the Company hereunder, pay to the Company the purchase cost of the merchandise delivered plus a 10% fee thereon. Further, Odd's-N-End's shall reimburse the Company for all out-of-pocket freight and shipping costs. The consideration for the Buying Services shall hereinafter be referred to as the "Buying Fee."

10. RISK MANAGEMENT SERVICES. The Company will provide Odd's-N-End's with risk management services listed on SCHEDULE 10 (the "RISK MANAGEMENT SERVICES") from the Effective Date until the termination of such services in accordance with Sections 15, 16 and 17 hereof. The Risk Management Services provided by the Company shall be of a type and at a service level substantially equivalent to that provided to Odd's-N-End's by the Company immediately prior to the Effective Date.

11. OTHER SERVICES. The Company may from time-to-time agree to provide additional services to Odd's-N-End's on mutually agreed upon terms and conditions.

12. CONSIDERATION. Odd's-N-End's shall in consideration of the Computer Support Services, Accounting Services, Legal Services, Advertising Services, Real Estate Management Services, Finance Services, Human Resources Services, and Risk Management Services (each a "SERVICE" and collectively and with the Buying Services, the "SERVICES") provided by the Company hereunder, pay the Company a management fee ("MANAGEMENT FEE") of 6% of Odd's-N-End's monthly sales revenue as calculated at the end of each calendar month ("SALES REVENUE"). Further, Odd's-N-End's shall reimburse the Company for all out-of-pocket expenses (including any travel costs) relating to the Services provided by the Company ("REIMBURSED EXPENSES"). All Buying Fees, Management Fees, and Reimbursed Expenses owed by Odd's-N-End's to the Company are due within ten (10) days of the end of each month. In the event that Odd's-N-End's sales revenue falls under $3,000,000 in any month, the Management Fee will be equitably adjusted at the discretion of the Company for such month.

13. SERVICE STANDARDS. The Services shall be provided by personnel of the Company applying substantially the same standard of care as if they were providing such services to the Company. To the extent the provision of Services (as defined below) hereunder is to be subcontracted or outsourced to any person or entity by the Company, the Company shall apply substantially the same standard of care in selecting such person as if they were selecting the person or entity for themselves.

14. ODD'S-N-END'S SOLELY RESPONSIBLE. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that all times during the term of this Agreement Odd's-N-End's shall be solely responsible for determining the basic operating policies of Odd's-N-End's governing personnel, programming and finances and for the management and supervision of personnel implementing such basic operating policies. Such policies shall not cause or require any employee of the Company to materially violate any of the Company's policies or philosophies.

15. SERVICE TERM. This Agreement is effective as of the Company's close of business on September 30, 2000. Unless otherwise terminated earlier in accordance with Section 16 below, this Agreement shall be effective through December 31, 2001 ("Term").

16. TERMINATION.

         (a) The obligations of the Company under this Agreement, including any obligation to provide any Services hereunder, shall terminate upon the occurrence of any of the following events:

               (i) Odd's-N-End's becomes insolvent or commences a voluntary proceeding under the present or any future federal bankruptcy code or any similar federal or state law or statute, Odd's-N-End's consents to or fails to file an answer to the filing of a bankruptcy proceeding against Odd's-N-End's or seeks or consents to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency for itself or for any substantial part of its assets or property, or Odd's-N-End's makes a general assignment for the benefit of creditors, or takes of any corporate action in furtherance of any of the foregoing;

               (ii) Odd's-N-End's breaches any term of this Agreement, including the failure to make any payment required under this Agreement when due, and such breach continues for a period of ten (10) business days after the Company provides written notification thereof; and

        (b) The obligations of Odd's-N-End's under this Agreement, except the indemnification obligations contained in Section 19, shall terminate upon the occurrence of any of the following event:

               (i) The Company becomes insolvent or commences a voluntary proceeding under the present or any future federal bankruptcy code or any similar federal or state law or statute, the Company consents to or fails to file an answer to the filing of a bankruptcy proceeding against the Company or seeks or consents to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency for itself or for any substantial part of its assets or property, or the Company makes a general assignment for the benefit of creditors, or takes of any corporate action in furtherance of any of the foregoing.

        (c) The parties may agree to mutually terminate this Agreement effective in a writing signed by both the Company and Odd's-N-End's.

        (d) Odd's-N-End's or the Company may terminate this Agreement effective at the middle or end of any month with thirty (30) days prior written notice to the other party.

17. CHANGE IN THE LEVEL OR PRICE OF SERVICES. Except as otherwise provided for herein, the parties acknowledge that the Company may at any time and from time to time increase or decrease the level and scope of all or some of the Services (each an "AFFECTED SERVICE") provided by the Company during the term of this Agreement, which changes could affect the pricing of the Affected Service provided hereunder. The Company agrees to provide Odd's-N-End's sixty (60) days prior written notice of any such anticipated change in the level and scope of any Affected Service, the date such change is to go into effect (which date shall not be less than sixty (60) days after the provision of written notice), the reasons for the change and the adjusted amount, if any, that Odd's-N-End's will be required to pay to continue to receive the Affected Service. Odd's-N-End's shall have thirty (30) days from receipt of the written notice to notify the Company in writing of Odd's-N-End's decision whether to (a) terminate the use of the Affected Service, such termination to be effective on the date the change in Affected Service is to go into effect, or (b) pay the adjusted amount as set forth in the written notice. Failure of Odd's-N-End's to respond in writing within the thirty (30) day period shall constitute Odd's-N-End's agreement to accept the change in Affected Service and to pay the adjusted amount.

18. EMPLOYEES USE OF SHARED FACILITIES. The parties acknowledge that certain employees of the Company, in the performance of the Company's obligations under this Agreement, will be working within facilities owned or leased by Odd's-N-End's. Accordingly, Odd's-N-End's agrees to take all action necessary to maintain the property for which it is responsible in a good, clean and safe working condition. Subject to the terms of any lease between the Company and Odd's-N-End's, to the extent the employees of the Company are injured while on the premises for which Odd's-N-End's is responsible, the indemnification provisions in Section 19 below shall apply.

19. INDEMNIFICATION. (a) Each party shall defend, indemnify and hold harmless the other, its Affiliates and their respective officers, directors, employees and agents and their respective successors and assigns (collectively, "Representatives") from and against any and all claims, (including, without limitation, those based on contract or tort), losses, liabilities, damages and expenses incurred during the Term of this Agreement (including, without limitation, reasonable attorneys' fees) (collectively, "DAMAGES"), arising out of or in connection with a claim, suit or proceeding brought by a third party upon (i) bodily injury (including death) or damage to tangible personal property arising from the negligent or intentional acts or omissions of the indemnifying party or its subcontractors, or Representatives of any of them, (ii) assertions under worker's compensation or similar laws made by persons furnished by the indemnifying party, or (iii) violations of labor and employment laws, health and safety laws, wage and hour laws, discrimination, harassment, wrongful termination or breach of contract. In the event that the indemnified party's concurrent negligent or intentional acts or omissions contributed to cause the damage for which a claim of indemnity is being asserted against the indemnifying party hereunder, the damages shall be allocated between the indemnified party and the indemnifying party in such proportion as appropriately reflects the relative fault of the two parties or their subcontractors or their Representatives and the liability of the indemnifying party shall be proportionately reduced.

        (b) If any party (the "INDEMNITEE") receives notice of any claim, assertion or other commencement of any action or proceeding or becomes aware of any matter with respect to which the other party is obligated to provide indemnification (the "INDEMNIFYING PARTY") pursuant to Section 19(a), the Indemnitee shall promptly give the Indemnifying Party written notice thereof. Failure to give such notice shall not affect a party's right to be indemnified hereunder; provided, however, that the Indemnifying Party's liability hereunder shall be limited to that which would have existed had prompt notice been given, and the Indemnitee shall be solely responsible for, and shall indemnify the Indemnifying Party from, such increased liability, if any, as shall have been occasioned by its failure to provide the Indemnifying Party with prompt notice. The Indemnifying Party shall defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel approved by Indemnitee, such approval not to be unreasonably withheld, any such matter involving the asserted liability of the Indemnitee. In such event, the Indemnitee, the Indemnifying Party and the Indemnifying Party's counsel shall cooperate in the compromise of, or defense against, any such asserted liability. The Indemnitee may participate in the defense of such asserted liability at its own expense; provided, however, that if the Indemnitee elects not to participate in such defense, the Indemnifying Party shall keep the Indemnitee fully appraised, within reason, at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party does not notify the Indemnitee within thirty
(30) days, as required hereunder, or within such shorter response period as is required to avoid prejudice to the ability to defend against such claim, assertion, action or proceeding, after receipt of Indemnitee's notice of an action or proceeding that the Indemnifying Party event the insurance company provides a defense to any such claim, action, assertion or proceeding, the Indemnifying Party may use such defense if so decided upon by the Indemnifying Party. The Indemnifying Party shall have the right to compromise any action or suit provided that it shall not effect a settlement of any action or claim with the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, and shall include an unconditional release of the Indemnitee for any claim, action, assertion or proceeding. Indemnitee shall not be required to consent in the event that Indemnitee is also a defendant or potential defendant to such action or claim. If the Indemnifying Party is defending any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably necessary or appropriate for such defense.

        (c)    The amount of any recovery by an Indemnitee pursuant to this
Section 19 shall be net of any insurance benefits actually received by such Indemnitee.

        (d) The Company shall not indemnify Universal for any claim, suit or proceeding arising from the gross negligence or willful misconduct of Universal. Universal may seek indemnification, as provided hereunder, only if the claim, suit or proceeding is based on the gross negligence or willful misconduct of the Company.

20. FORCE MAJEURE. The Company shall not be liable for any failure of, or delay in the performance of, any Services, as applicable, for the period that such failure or delay is due to acts of God, public enemy, civil unrest, strikes or general labor disputes, computer hardware or software failures or any other cause beyond the provider's reasonable control.

21. NO JOINT VENTURE. Nothing in this Agreement shall be construed to constitute the parties hereto to be partners or joint venturers with, or agents for, one another with respect to the provision of Services hereunder. Neither party shall have any authority to obligate or bind the other in any manner whatsoever. The Company shall be an independent contractor, free to exercise its discretion and independent judgment consistent with the terms of this Agreement as to the method and means of performance of Services.

22. ASSIGNMENT. This Agreement may not be assigned by either party, except either party may assign this Agreement to an Affiliate of such party with the prior written consent of the other party (which consent may not be unreasonably withheld), provided such assignment shall not result in an increase in costs or a diminution in service to the non-assigning party. In addition, the Company may subcontract the provision of any Service hereunder without the prior written consent of Universal, provided that the Company will endeavor to give Universal written notice of the decision to subcontract as early as is reasonably possible.

23. THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

24. JURISDICTION. Each party hereby consents to the exclusive jurisdiction of the state and federal courts sitting in California in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each party further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 25 of this Agreement, and that when so made shall be as if served upon it personally within the State of California.

25. NOTICES. Any notice to be given or to be served upon any party hereto in connection with this Agreement must be in writing (which may include facsimile) and shall be deemed to have been given (a) if personally delivered, on the date received or refused, when delivered to the address specified by the party to receive the notice, (b) if sent by facsimile, once such notice or other communication is transmitted to the facsimile number specified below, and the appropriate written facsimile confirmation is received, provided that such notice or other communication is promptly thereafter mailed by United States mail, postage prepaid, or (c) if sent by a reputable prepaid overnight delivery service under circumstances by which such service guarantees next business day delivery (i.e., Federal Express), the date received or refused. Such notices shall be given to a party and to its respective counsel at the addresses specified below. Any party may, at any time by giving five (5) days' prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice shall be given.

               If to Universal:
               Universal International, Inc.
               4000 Union Pacific
               City of Commerce, California 90023
               Attention: Dave Gold
               Facsimile: 323-881-9992

               If to the Company:
               99(cent) Only Stores
               4000 Union Pacific Avenue
               City of Commerce, California 90023
               Attention: Andy Farina
               Facsimile: (323) 881-9992

               With a copy to (which shall not constitute notice):

               Akin, Gump, Strauss, Hauer & Feld, LLP
               2029 Century Park East
               Los Angeles, California 90067
               Attention: Linda Giunta Michaelson
               Facsimile: (310) 728-33l6

26. GOVERNING LAW. THIS AGREEMENT AND ALL MATTERS OR ISSUES RELATED HERETO OR ARISING HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE

STATE OF CALIFORNIA, WITHOUT REGARD TO THE APPLICATION OF PRINCIPLES OF CONFLICTS OF LAWS.

27. DISPUTE RESOLUTION. Any dispute or claim arising hereunder shall be settled by arbitration. Any party may commence arbitration by sending a written notice of arbitration to the other party. The notice will state the dispute with particularity. The arbitration hearing shall be commenced thirty (30) days following the date of delivery of notice of arbitration by one party to the other, by the American Arbitration Association ("AAA") as arbitrator. The arbitration shall be conducted in Los Angeles, California in accordance with the commercial arbitration rules promulgated by AAA, and each party shall retain the right to cross-examine the opposing party's witnesses, either through legal counsel, expert witness or both. The decision of the arbitrator shall be final, binding and conclusive on all parties (without any right of appeal therefrom) and shall not be subject to judicial review. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

28. ATTORNEYS' FEES. In the event of any action or suit based upon or arising out of any alleged breach of any party of this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

                            [Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                            ODD'S-N-END'S, INC.


                                            By:  /S/ DAVID GOLD
                                               -------------------------------
                                                   Name:  Dave Gold
                                                   Title: President



                                            99(cent)ONLY STORES


                                            By:  /S/ ERIC SCHIFFER
                                               -------------------------------
                                                   Name:  Eric Schiffer
                                                   Title: President

                                   SCHEDULE 2
                            COMPUTER SUPPORT SERVICES

     Computer Support Services for the day to day operation of Odd's-N-End's and its stores of the type and level provided by the Company to Odd's-N-End's from September 1, 2000 through September 30, 2000, to generally include among other things the following functions, which are to be performed on a part time basis by three (3) help desk personnel, Manny Chavez, Robert Adams, and Marvin Fischer (or reasonably equivalent substitutes for such individuals):

     o Provide for daily systems administration including system administration and management of maintenance of operating functionality of all of the company's business applications as well as voice and data transmission.

     o Administer the retail P.O.S. (point of sale) systems; provide 24-hour help desk service, the availability of which may be on an "on call" basis, and oversee maintenance of both software and hardware.

     o Provide operating support for the inventory management systems; this includes store ordering, purchase order systems, inventory control, picking systems and performance reports.

     o Provide or procure software modifications where required and to remedy any software "bugs" for which no reasonable "work around" is available.

     o    Maintain vendor support for all software and hardware.

     o All out of pocket costs and expenses (including any travel costs) are to be paid by Odd's-N-End's, with the exception of (i) labor and benefits for the above-listed staff and (ii) ordinary office and administrative overhead for such staff.

                                   SCHEDULE 3
                               ACCOUNTING SERVICES

     Accounting Services for the day to day operation of Odd's-N-End's and its stores of the type and level provided by the Company to Odd's-N-End's from September 1, 2000 through September 30, 2000, to generally include among other things the following:

     o All treasury functions including collection of cash, bank deposit reconciliation, sales audit, filing of all sales, income, property and other business tax & license returns, responding to all taxing authority inquiries, audits and statutory filings.

     o Prepare all biweekly payrolls and all coincidental tax and government filings as required.

     o Maintain general ledger and prepare all management reports and other reports necessary for governmental filings.

     o Maintain all sub ledgers for property, inventory and other pertinent items on a store basis level.

     o    Reconcile all bank accounts.

     o All out of pocket costs and expenses (including any travel costs) are to be paid by Odd's-N-End's, with the exception of (i) labor and benefits for the staff providing the Accounting Services and (ii) ordinary office and administrative overhead for such staff.

                                   SCHEDULE 4
                                 LEGAL SERVICES

     Legal Services will be provided on an as needed basis within the context of the daily operating activities of Odd's-N-End's and would include but not be limited to the following:

     o    Labor issues

     o Third party liability outside the scope of insured limits. o Contract management & contractual issues resolution. o Supplier disputes.

     o Lease negotiations, with the exception of transactions involving the selling, assigning, or terminating leases.

     o    Product liability issues where applicable

     o Odd's-N-End's will pay all out of pocket for costs and expenses (including any travel costs) associated with the use of outside counsel.

     o In no event shall the Company be required under this Agreement to litigate or negotiate any material contract. Such activities shall be the responsibility of Odd's-N-End's outside counsel.

                                   SCHEDULE 5
                              ADVERTISING SERVICES

     Advertising Services of the type and level provided by the Company to Odd's-N-End's from September 1, 2000 through September 30, 2000, to generally include among other things the following:

     o    Establish conceptual approach and corresponding spending plan.

     o Execute periodic plan - select items to be advertised along with corresponding media and individual city location. Arrange procurement of advertising production and media space.

     o Plan logistics for key events and movement of advertised product to individual retail locations.

     o    Provide guidance on production layout, conceptual content and pricing.

     o Measure relative performance of the ads against expectations and revise as necessary.

     o All out of pocket costs and expenses (including any travel costs) to be paid by Odd's-N-End's (advertising, printing, freight, distribution, etc.), with the exception of (i) labor and benefits for the Company's staff providing the Advertising Services and (ii) ordinary office and administrative overhead for such staff.

                                   SCHEDULE 6
                         REAL ESTATE MANAGEMENT SERVICES

     Real Estate Management Services of the type and level provided by the Company to Odd's-N-End's from September l, 2000 through September 30, 2000, to include among other things, all day to day property management functions of the stores, including the physical facility issues, lease compliance issues, and the following:

     o Maintain compliance with all lease provisions for all stores to the extent typically performed from a corporate office level. Correspond with landlord on all changes, renewals, common area maintenance billings and percentage rent notification.

     o Maintain up to date lease summary data as well as notification period data. Negotiate lease renewals or terminations (not in connection with substantial liquidation of stores on a piecemeal basis).

     o Arrange for maintenance or construction, after notice is provided to the Company, where necessary.

     o Assist and advise in resolution of issues with utility services and HVAC.

     o    Manage periodic refurbishment of stores.

     o All out of pocket costs and expenses (including any travel costs) to be paid by Odd's-N-End's (including consultants, brokers, lawyers, etc.), with the exception of (i) labor and benefits for the Company's staff providing the Real Estate Management Services and (ii) ordinary office and administrative overhead for such staff.

                                   SCHEDULE 7
                                FINANCE SERVICES

     Finance Services for the day to day operation (not in sale or liquidation situations) of Odd's-N-End's and its stores of the type and level provided by the Company to Odd's-N-End's from September 1, 2000 through September 30, 2000, to generally include among other things the following:

     o Provide interim trade credit subject to limits provided in this agreement.

     o Preparation of all monthly financial reporting for statutory requirements, management requirements and regulatory bodies.

     o Provide all treasury functions including cash mobilization, bank reconciliation, and tax filings with federal, state and local governmental bodies.

     o    Maintain all banking contacts.

     o Assist in audits by regulatory agencies, sales tax, 401k, annual reports, etc.

     o    Maintain and negotiate all insurance coverage for Odd's-N-End's.

     o All out of pocket costs and expenses (including any travel costs) to be paid by Odd's-N-End's (including financial consultants, lawyers, etc.), with the exception of (i) labor and benefits for the Company's staff providing the Finance Services and (ii) ordinary office and administrative overhead for such staff.

                                   SCHEDULE 8
                            HUMAN RESOURCES SERVICES

     Human Resource Services for the day to day operation of Odd's-N-End's and its stores of the type and level provided by the Company to Odd's-N-End's from September 1, 2000 through September 30, 2000, to include all of the recruitment, hiring, conflict resolution, discipline, benefits, maintenance of personnel files and salary administration, and the following:

     o Insure each employee is adequately documented in the files upon hiring.

     o    Establish and monitor pay rates

     o    Review performance and maintain individual employee files and records.

     o Manage & administer benefit programs including health, 401k, workers comp, COBRA, etc.

     o All out of pocket costs and expenses (including any travel costs) to be paid by Odd's-N-End's (including consultants, etc.), with the exception of (i) labor and benefits for the Company's staff providing the Human Resource Services and (ii) ordinary office and administrative overhead for such staff.

                                   SCHEDULE 9
                                 BUYING SERVICES


     Buying Services for the day to day operation of the stores of the type and level provided by the Company to Odd's-N-End's from September 1, 2000 through September 30, 2000, to generally include all procurement and supply chain management and the following:

     o    Source all product including close-outs and re-orderable items.

     o    Develop buying plan.

     o    Write purchase orders and follow up for delivery.

     o    Manage corporate inventory levels.

     o Select merchandise and manage divide outs as well as shipments from the Company's corporate warehouse.

     o    Review product pricing and retail performance of inventory.

     o Plan seasonal needs for stores and coordinate logistics with suppliers and stores.

     o The Company shall retain the right not to sell to and/or purchase for Odd's-N-End's certain products. Such election not to sell to and/or purchase for Odd's-N-End's certain products shall be made at the sole discretion of the Company on similar criteria used by the Company immediately prior to the Effective Date.

     o All out of pocket costs and expenses (including any travel costs) to be paid by Odd's-N-End's, with the exception of (i) labor and benefits for the Company's staff providing the Buying Services and (ii) ordinary office and administrative overhead for such staff.

                                   SCHEDULE 10
                            RISK MANAGEMENT SERVICES

     Risk Management Services for the day to day operation (not including substantial liquidation) of the stores of the type and level provided by the Company to Odd's-N-End's from September 1, 2000 through September 30, 2000, to generally include among other things the maintenance of all insurance programs and management of on inventory, cash and other employee & customer defalcations, and the following:

     o Procurement and management of all business liability insurance functions.

     o    Claims resolution.

     o    Administer insurance audits.

     o    All premiums are paid by Odd's-N-End's.

     o All out of pocket costs and expenses (including any travel costs) to be paid by, with the exception of (i) labor and benefits for the Company's staff providing the Risk Management Services and (ii) ordinary office and administrative overhead for such staff.

                                    EXHIBIT B
                                 LEASE AGREEMENT

                         STANDARD INDUSTRIAL LEASE - NET

                   AMERICAN INDUSTRIAL REAL ESTATE ASSOCIATION

1. PARTIES: This Lease, dated for reference purposes only, OCTOBER 1, 2000, is made by and between 99(CENT)ONLY STORES, A CALIFORNIA CORPORATION (herein called "Lessor") and UNIVERSAL INTERNATIONAL, A MINNESOTA CORPORATION (herein called "Lessee").

2. PREMISES: Lessor hereby leases to Lessee and Lessee leases from Lessor for the term, at the rental, and upon all of the conditions set forth herein, that certain real property situated in the County of ENOKA State of MINNESOTA, commonly known as 905 YANKEE DOODLE ROAD, EAGAN, MINNESOTA and described as An existing warehouse facility of approximately 358,000 SF of ground floor building area (also includes the existing mezzanine area) and the applicable parcel(s) of land owned by Lessor. The Premises also includes all personal property located on or within the Premises and/or the land (the "Included Pers. Prop."). The Included Pers. Prop. includes Lessor's forklifts/jacks & chargers, pallet racks, phone system, conveyor system & mezzanine. Lessee shall maintain all Included Pers. Prop. in the existing condition and repair and shall surrender all Included Pers. Prop. to Lessor at the end of the Lease Term or any earlier termination. Said real property including the land and all improvements therein, is herein called "the Premises."

3. TERM.

    3.1 TERM. The term of this Lease shall be for approximately five (5) years and four (4) months commencing on October 1, 2000 and ending on January 31, 2006 unless extended or sooner terminated pursuant to any provision hereof.

    3.2 DELAY IN POSSESSION. Notwithstanding said commencement date, if for any reason Lessor cannot deliver possession of the Premises to Lessee on said date, Lessor shall not be subject to any liability therfor, nor shall such failure affect the validity of this Lease or the obligations of Lessee hereunder or extend the term hereof, but in such case, Lessee shall not be obligated to pay rent until possession of the Premises is tendered to Lessee; provided, however, that if Lessor shall not have delivered possession of the Premises within sixty
(60) days from said commencement date, Lessee may, at Lessee's option, by notice in writing to Lessor within ten (10) days thereafter, cancel this Lease, in which event the parties shall be discharged from all obligations hereunder; provided further, however, that if such written notice of Lessee is not received by Lessor within said ten (10) day period, Lessee's right to cancel this Lease hereunder shall terminate and be of no further force or effect.

    3.3 EARLY POSSESSION: If Lessee occupies the Premises prior to said commencement date, such occupancy shall be subject to all provisions hereof, such occupancy shall not advance the termination date, and Lessee shall pay rent for such period at the initial monthly rates set forth below.

4. RENT: Lessee shall pay to Lessor as rent for the Premises, monthly payments of $120,000.00, in advance, on the 1st day of each month of the term hereof. Lessee shall pay Lessor upon the execution hereof $120,000,000 as rent for October 2000. On each October 1st the Rent shall increase by 3% of the Rent immediately before such date. Rent for any period during the term hereof which is for less than one month shall be a pro rata portion of the monthly installment. Rent shall be payable in lawful money of the United States to Lessor at the address stated herein or to such other persons or at such other places as Lessor may designate in writing.

5. SECURITY DEPOSIT: Lessee shall deposit with Lessor upon execution hereof $NONE as security for Lessee's faithful performance of Lessee's obligations hereunder. If Lessee fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Lessor may use, apply or retain all or any portion of said deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Lessor may become obligated by reason of Lessee's default, or to compensate Lessor for any loss or damage which Lessor may suffer thereby. If Lessor so uses or applies all or any portion of said deposit, Lessee shall within ten (10) days after written demand therefor deposit cash with Lessor in an amount sufficient to restore said deposit to the full amount hereinabove stated and Lessee's failure to do so shall be a material breach of this Lease. If the monthly rent, shall from time to time, increase during the term of this Lease, Lessee shall thereupon deposit with Lessor additional security deposit so that the amount of security deposit held by Lessor shall at all times bear the same proportion to current rent as the original security deposit bears to the original monthly rent set forth in paragraph 4 hereof. Lessor shall not be required to keep said deposit separate from its general accounts. If Lessee performs all of Lessee's obligations hereunder, said deposit, or so much thereof as has not theretofore been applied by Lessor, shall be returned, without payment of interest or other increment for its use, to Lessee (or, at Lessor's option, to the last assignee, if any, of Lessee's interest hereunder) at the expiration of the term hereof, and after Lessee ahs vacated the Premises. No trust relationship is created herein between Lessor and Lessee with respect to said Security Deposit.

6. USE.

    6.1 USE. The premises shall be used and occupied only for The operation of a warehouse facility and corporate headquarters for a retail general merchandise chain or any uses incidental and reasonably consistent therewith and for no other purpose.

    6.2 COMPLIANCE WITH THE LAW.

    (a) Lessor makes absolutely no warranties or representations to Lessee that the Premises, in its state existing on the date that the Lease term commences, does not violate any covenants or restrictions of record, or any applicable building code, regulation or ordinance in effect on such Lease term commencement date.

    (b) Except as provided in paragraph 6.2(a), Lessee shall, at Lessee's expense, comply promptly with all applicable statutes, ordinances, rules, regulations, orders, covenants and restrictions of record, and requirements in effect during the term or any part of the term hereof, regulating the use by Lessee of the Premises. Lessee shall not use nor permit the use of the Premises in any manner that will tend to create waste or a nuisance or, if there shall be more than one tenant in the building containing the Premises, shall tend to disturb such other tenants.

    6.3 CONDITION OF THE PREMISES.

    (a) Lessor shall deliver the Premises to Lessee in their existing "as is" condition with all faults (known and unknown).

    (b) Except as otherwise provided in this Lease, Lessee hereby accepts the Premises in their condition existing as of the Lease commencement date or the date that Lessee takes possession of the Premises, whichever is earlier, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, and any covenants or restrictions of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Lessee acknowledges that neither

Lessor nor Lessor's agent has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Lessee's business.

7. MAINTENANCE; REPAIRS; UTILITY INSTALLATIONS.

    7.1 LESSEE'S OBLIGATIONS. Lessee shall keep in good order, condition and repair the Premises and every part thereof, structural and non structural, (whether or not such portion of the Premises requiring repair, or the means of repairing the same are reasonably or readily accessible to Lessee, and whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements or the age of such portion of the Premises) including, without limiting the generality of the foregoing, all plumbing, heating, air conditioning, (Lessee shall procure and maintain, at Lessee's expense, an air conditioning system maintenance contract) ventilating, electrical, lighting facilities and equipment within the Premises, fixtures, walls (interior and exterior), foundations, ceilings, roofs (interior and exterior), floors, windows, doors, plate glass and skylights located within the Premises, and all landscaping, driveways, parking lots, fences and signs located on the Premises and sidewalks and parkways adjacent to the Premises.

    7.2 SURRENDER. On the last day of the term hereof, or on any sooner termination, Lessee shall surrender the Premises to Lessor in the same condition as when received, ordinary wear and tear excepted, clean and free of debris. Lessee shall repair any damage to the Premises occasioned by the installation or removal of Lessee's trade fixtures, furnishings and equipment. Notwithstanding anything to the contrary otherwise stated in this Lease, Lessee shall leave the air lines, power panels, electrical distribution systems, lighting fixtures, space heaters, air conditioning, plumbing and fencing on the premises in good operating condition.

    7.3 LESSOR'S RIGHTS. If Lessee fails to perform Lessee's obligations under this Paragraph 7, or under any other paragraph of this Lease, Lessor may at its option (but shall not be required to) enter upon the Premises after ten (10) days' prior written notice to Lessee (except in the case of an emergency, in which case no notice shall be required), perform such obligations on Lessee's behalf and put the same in good order, condition and repair, and the cost thereof together with interest thereon at the maximum rate then allowable by law shall become due and payable as additional rental to Lessor together with Lessee's next rental installment.

    7.4 LESSOR'S OBLIGATIONS. Except for the obligations of Lessor under Paragraph 9 (relating to destruction of the Premises) and under Paragraph 14 (relating to condemnation of the Premises), it is intended by the parties hereto that Lessor have no obligation, in any manner whatsoever, to repair and maintain the Premises nor the building located thereon nor the equipment therein, whether structural or no structural, all of which obligations are intended to be that of the Lessee under Paragraph 7.1 hereof. Lessee expressly waives the benefit of any statute now or hereinafter in effect which would otherwise afford Lessee the right to make repairs at Lessor's expense or to terminate this Lease because of Lessor's failure to keep the premises in good order, condition and repair.

    7.5 ALTERATIONS AND ADDITIONS.

    (a) Lessee shall not, without Lessor's prior written consent make any alterations, improvements, additions, or Utility Installations in, on or about the Premises, except for nonstructural alterations not exceeding $25,000.00 in cumulative costs during any calendar year of the term of this Lease. In any event, whether or not in excess of such cumulative cost, Lessee shall make no change or alteration to the exterior of the Premises nor the exterior of the building(s) on the Premises without Lessor's prior written consent. As used in this Paragraph 7.5 the term "Utility Installation" shall mean carpeting, window coverings, air lines, power panels, electrical distribution systems, lighting fixtures, space heaters, air conditioning, plumbing, and fencing. Lessor may require that Lessee remove any or all of said alterations, improvements, additions or Utility Installations at the expiration of the term, and restore the Premises to their prior condition. Lessor may require Lessee to provide Lessor at Lessee's sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such improvements, to insure Lessor against any liability for mechanic's and materialmen's liens and to insure completion of the work. Should Lessee make any alterations, improvements, additions or Utility Installations without the prior approval of Lessor, Lessor may require that Lessee remove any or all of the same.

    (b) Any alterations, improvements, additions or Utility Installations in, or about the Premises that Lessee shall desire to make and which requires the consent of the Lessor shall be presented to Lessor in written form, with proposed detailed plans. If Lessor shall give its consent, the consent shall be deemed conditioned upon Lessee acquiring a permit to do so from appropriate governmental agencies, the furnishing of a copy thereof to Lessor prior to the commencement of the work and the compliance by Lessee of all conditions of said permit in a prompt and expeditious manner.

    (c) Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use in the Premises, which claims are or may be secured by any mechanics' or materialmen's lien against the Premises or any interest therein. Lessee shall give Lessor not less than ten (10) days' notice prior to the commencement of any work in the Premises, and Lessor shall have the right to post notices of non-responsibility in or on the Premises as provided by law. If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend itself and Lessor against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Lessor or the Premises, upon the condition that if Lessor shall require, Lessee shall furnish to Lessor a surety bond satisfactory to Lessor in an amount equal to such contested lien claim or demand indemnifying Lessor against liability for the same and holding the Premises free from the effect of such lien or claim. In addition, Lessor may require Lessee to pay Lessor's attorneys fees and costs in participating in such action if Lessor shall decide it is to its best interest to do so.

    (d) Unless Lessor requires their removal, as set forth in Paragraph 7.5(a), all alterations, improvements, additions and Utility Installations (whether or not such Utility Installations constitute trade fixtures of Lessee), which may be made on the Premises, shall become the property of Lessor and remain upon and be surrendered with the Premises at the expiration of the term. Notwithstanding the provisions of this Paragraph 7.5(d), Lessee's machinery and equipment, other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises, shall remain the property of Lessee and may be removed by Lessee subject to the provisions of Paragraph 7.2.

8. INSURANCE INDEMNITY.

    8.1 INSURING PARTY. As used in this Paragraph 8, the term "insuring party" shall mean the party who has the obligation to obtain the Property Insurance required hereunder. The insuring party shall be designated in Paragraph 46 hereof. In the event Lessor is the insuring party, Lessor shall also maintain the liability insurance described in paragraph 8.2 hereof, in addition to, and not in lieu of, the insurance required to be maintained by Lessee under said paragraph 8.2, but Lessor shall not be required to name Lessee as an additional insured on such policy. Whether the insuring party is the Lessor or the Lessee, Lessee shall, as additional rent for the Premises, pay the cost of all insurance required hereunder. If Lessor is the insuring party Lessee shall, within ten
(10) days following demand by Lessor, reimburse Lessor for the cost of the insurance so obtained.

    8.2 LIABILITY INSURANCE. Lessee shall, at Lessee's expense obtain and keep in force during the term of this Lease a policy of Combined Single Limit, Bodily Injury and Property Damage insurance insuring Lessor and Lessee against any liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be a combined single limit policy in an amount not less than $2,000,000.00 per occurrence. The policy shall insure performance by Lessee of the indemnity provisions of this Paragraph 8. The limits of said insurance shall not, however, limit the liability of Lessee hereunder.

    8.3 PROPERTY INSURANCE.

    (a) The insuring party shall obtain and keep in force during the term of this Lease a policy or policies of insurance covering loss or damage to the Premises, in the amount of the full replacement value thereof, as the same may exist from time to time, which replacement value is now $11,000,000.00, but in no event less than the total amount required by lenders having liens on the Premises, against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, flood (in the event same is required by a lender having a lien on the Premises), and special extended perils ("all risk" as such term is used in the insurance industry). Said insurance shall provide for payment of loss thereunder to Lessor or to the holders of mortgages or deeds of trust on the Premises. The insuring party shall, in addition, obtain and keep in force during the term of this Lease a policy of rental value insurance covering a period of one year, with loss payable to Lessor, which insurance shall also cover all real estate taxes and insurance costs for said period. A stipulated value or agreed amount endorsement deleting the coinsurance provision of the policy shall be procured with said insurance as well as an automatic increase in insurance endorsement causing the increase in annual property insurance coverage by 2% per quarter. If the insuring party shall fail to procure and maintain said insurance the other party may, but shall not be required to, procure and maintain the same, but at the expense of Lessee. If such insurance coverage has a deductible clause, the deductible amount shall not exceed $1,000 per occurrence, and Lessee shall be liable for such deductible amount.

    (b) If the Premises are part of a larger building, or if the Premises are part of a group of building owned by Lessor which are adjacent to the Premises, then Lessee shall pay for any increase in the property insurance of such other building or buildings if said increase is caused by Lessee's acts, omissions, use or occupancy of the Premises.

    (c) If the Lessor is the insuring party the Lessor will not insure Lessee's fixtures, equipment or tenant improvements unless the tenant improvements have become a part of the Premises under paragraph 7, hereof. But if Lessee is the insuring party the Lessee shall insure its fixtures, equipment and tenant improvements.

    8.4 INSURANCE POLICIES. Insurance required hereunder shall be in companies holding a "General Policyholders Rating" of at least B plus, or such other rating as may be required by a lender having a lien on the Premises, as set forth in the most current issue of "Best's Insurance Guide." The insuring party shall deliver to the other party copies of policies of such insurance or certificates evidencing the existence and amounts of such insurance with loss payable clauses as required by this paragraph 8. No such policy shall be cancelable or subject to reduction of coverage or other modification except after thirty (30) days' prior written notice to Lessor. If Lessee is the insuring party Lessee shall, at least thirty (30) days prior to the expiration of such policies, furnish Lessor with renewals or "binders" thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee upon demand. Lessee shall not do or permit to be done anything which shall invalidate the insurance policies referred to in Paragraph
8.3. If Lessee does or permits to be done anything which shall increase the cost of the insurance policies referred to in Paragraph 8.3, then Lessee shall forthwith upon Lessor's demand reimburse Lessor for any additional premiums attributable to any act or omission or operation of Lessee causing such increase in the cost of insurance. If Lessor is the insuring party, and if the insurance policies maintained hereunder cover other improvements in addition to the Premises, Lessor shall deliver to Lessee a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed.

    8.5 WAIVER OF SUBROGATION. Lessee and Lessor each hereby release and relieve the other, and waive their entire right of recovery against the other for loss or damage arising out of or incident to the perils insured against under paragraph 8.3, which perils occur in, on or about the Premises, whether due to the negligence of Lessor or Lessee or their agents, employees, contractors and/or invitees. Lessee and Lessor shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

    8.6 INDEMNITY. Lessee shall indemnify and hold harmless Lessor from and against any and all claims arising from Lessee's use of the Premises, or from the conduct of Lessee's business or from any activity, work or things done, permitted or suffered by Lessee in or about the Premises or elsewhere and shall further indemnify and hold harmless Lessor from and against any and all claims arising from any breach or default in the performance of any obligation on Lessee's part to be performed under the terms of this Lease, or arising from any negligence of the Lessee, or any of Lessee's agents, contractors, or employees, and from and against all costs, attorney's fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Lessor by reason of any such claim, Lessee upon notice from Lessor shall defend the same at Lessee's expense by counsel satisfactory to Lessor. Lessee, as a material part of the consideration to Lessor, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Premises arising from any cause and Lessee hereby waives all claims in respect thereof against Lessor.

    8.7 EXEMPTION OF LESSOR FROM LIABILITY. Lessee hereby agrees that Lessor shall not be liable for injury to Lessee's business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Lessee, Lessee's employees, invitees, customers, or any other person in or about the Premises, nor shall Lessor be liable for injury to the person of Lessee, Lessee's employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the said damage or injury results from conditions arising upon the Premises or upon other portions of the building of which the Premises are a part, or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same in inaccessible to Lessee. Lessor shall not be liable for any damages arising from any act or neglect of any other tenant, if any, of the building in which the Premises are located.

9. DAMAGE OR DESTRUCTION.

    9.1 DEFINITIONS.

    (a) "PREMISES PARTIAL DAMAGE" shall mean damage or destruction to the Premises to the extent that the cost of repair is less than 50% of the then replacement cost of the Premises. "Premises Building Partial Damage" shall herein mean damage or destruction to the building of which the Premises are a part to the extent that the cost of repair is less than 50% of the then replacement cost of such building as a whole.

    (b) "PREMISES TOTAL DESTRUCTION" shall herein mean damage or destruction to the Premises to the extent that the cost of repair is 50% or more of the then replacement cost of the Premises. "Premises Building Total Destruction" shall herein mean damage or destruction to the building of which the Premises are a part to the extent that the cost of repair is 50% or more of the then replacement cost of such building as a whole.

    (c) "INSURED LOSS" shall herein mean damage or destruction which was caused by an event required to be covered by the insurance described in paragraph 8.

    9.2 PARTIAL DAMAGE - INSURED LOSS. Subject to the provisions of paragraphs 9.4, 9.5 and 9.6, if at any time during the term of this Lease there is damage which is an Insured Loss and which falls into the classification of Premises Partial Damage or Premises Building Partial Damage, then Lessor shall, at Lessor's expense, repair such damage, but not Lessee's fixtures, equipment or tenant improvements unless the same have become a part of the Premises pursuant to Paragraph 7.5 hereof as soon as reasonably possible and this Lease shall continue in full force and effect. Notwithstanding the above, if the Lessee is the insuring party, and if the insurance proceeds received by Lessor are not sufficient to effect such repair, Lessor shall give notice to Lessee of the amount required in addition to the insurance proceeds to effect such repair. Lessee shall contribute the required amount to Lessor within ten days after Lessee has received notice from Lessor of the shortage in the insurance. When Lessee shall contribute such amount to Lessor, Lessor shall make such repairs as soon as reasonably possible and this Lease shall continue in full force and effect. Lessee shall in no event have any right to reimbursement for any such amounts so contributed.

    9.3 PARTIAL DAMAGE - UNINSURED LOSS. Subject to the provisions of Paragraphs 9.4, 9.5 and 9.6, if at any time during the term of this Lease there is damage which is not an Insured Loss and which falls into the classification of Premises Partial Damage or Premises Building Partial Damage, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee's expense), Lessor may at Lessor's option either (i) repair such damage as soon as reasonably possible at Lessor's expense, in which event this Lease shall continue in full force and effect, or (ii) give written notice to Lessee within thirty (30) days after the date of the occurrence of such damage of Lessor's intention to cancel and terminate this Lease, as of the date of the occurrence of such damage. In the event Lessor elects to give such notice of Lessor's intention to cancel and terminate this Lease, Lessee shall have the right within ten (10) days after the receipt of such notice to give written notice to Lessor of Lessee's intention to repair such damage at Lessee's expense, without reimbursement from Lessor, in which event this Lease shall continue in full force and effect, and Lessee shall proceed to make such repairs as soon as reasonably possible. If Lessee does not give such notice within such 10-day period this Lease shall be canceled and terminated as of the date of the occurrence of such damage.

    9.4 TOTAL DESTRUCTION. If at any time during the term of this Lease there is damage, whether or not an Insured Loss, (including destruction required by an authorized public authority), which falls into the classification of Premises Total Destruction or Premises Building Total Destruction, this Lease shall automatically terminate as of the date of such total destruction.

    9.5 DAMAGE NEAR END OF TERM.

    (a) If at any time during the last six months of the term of this Lease there is damage, whether or not an Insured Loss, which falls within the classification of Premises Partial Damage, Lessor may at Lessor's option cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to Lessee of Lessor's election to do so within 30 days after the date of occurrence of such damage.

    (b) Notwithstanding paragraph 9.5(a), in the event that Lessee has an option to extend or renew this Lease, and the time within which said option may be exercised has not yet expired, Lessee shall exercise such option, if it is to be exercised at all, no later than 20 days after the occurrence of an Insured Loss falling within the classification of Premises Partial Damage during the last six months of the term of this Lease. If Lessee duly exercises such option during said 20 day period, Lessor shall, at Lessor's expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Lessee fails to exercise such option during said 20 day period, then Lessor may at Lessor's option terminate and cancel this Lease as of the expiration of said 20 day period by giving written notice to Lessee of Lessor's election to do so within 10 days after the expiration of said 20 day period, notwithstanding any term or provision in the grant of option to the contrary.

    9.6 Abatement of Rent; Lessee's Remedies.

    (a) In the event of damage described in paragraphs 9.2 or 9.3, and Lessor or Lessee repairs or restores the Premises pursuant to the provisions of this Paragraph 9, the rent payable hereunder for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Lessee's use of the Premises is impaired. Except for abatement of rent, if any, Lessee shall have no claim against Lessor for any damage suffered by reason of any such damage, destruction, repair or restoration. (b) If Lessor shall be obligated to repair or restore the Premises under the provisions of this Paragraph 9 and shall not commence such repair or restoration within 90 days after such obligation shall accrue, Lessee may at Lessee's option cancel and terminate this Lease by giving Lessor written notice of Lessee's election to do so at any time prior to the commencement of such repair or restoration. In such event this Lease shall terminate as of the date of such notice.

    9.7 TERMINATION - ADVANCE PAYMENTS. Upon termination of this Lease pursuant to this Paragraph 9, an equitable adjustment shall be made concerning advance rent and any advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee's security deposit as has not theretofore been applied by Lessor.

    9.8 WAIVER. Lessor and Lessee waive the provisions of any statutes which relate to termination of leases when leased property is destroyed and agree that such event shall be governed by the terms of this Lease.

10. REAL PROPERTY TAXES

    10.1 PAYMENT OF TAXES. Less shall pay the real property tax, as defined in paragraph 10.2, applicable to the Premises during the term of this Lease. All such payments shall be made at least ten (10) days prior to the delinquency date of such payment. Lessee shall promptly furnish Lessor with satisfactory evidence that such taxes have been paid. If any such taxes paid by Lessee shall cover any period of time prior to or after the expiration of the term hereof, Lessee's share of such taxes shall be equitably prorated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect, and Lessor shall reimburse Lessee to the extent required. If Lessee shall fail to pay any such taxes, Lessor shall have the right to pay the same, in which case Lessee shall repay such amount to Lessor with Lessee's next rent installment together with interest at the maximum rate then allowable by law.

    10.2 DEFINITION OF "REAL PROPERTY TAX." As used herein, the term "real property tax" shall include any form of real estate or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed upon the Premises by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Lessor in the Premises or in the real property of which the Premises are a part, as against Lessor's right to rent or other income therefrom, and as against Lessor's business of leasing the Premises. The term "real property tax" shall also include any tax, fee, levy, assessment or charge (i) in substitution of, partially or totally, any tax, fee, levy, assessment or charge hereinabove included within the definition of "real property tax," or (ii) the nature of which was hereinbefore included within the definition of "real property tax," or
(iii) which is imposed for a service or right not charged prior to

June 1, 1978, or, if previously charged, has been increased since June 1, 1978, or (iv) which is imposed as a result of a transfer, either partial or total, of Lessor's interest in the Premises or which is added to a tax or charge hereinbefore included within the definition of real property tax by reason of such transfer, or (v) which is imposed by reason of this transaction, any modifications or changes hereto, or any transfers hereof.

    10.3 JOINT ASSESSMENT. If the Premises are not separately assessed, Lessee's liability shall be an equitable portion of the real property taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by Lessor from the respective valuations assigned in the assessor's work sheets or such other information as may be reasonably available. Lessor's reasonable determination thereof, in good faith, shall be conclusive.

    10.4 PERSONAL PROPERTY TAXES.

    (a) Lessee shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all personal property of Lessee contained in the Premises or elsewhere. When possible, Lessee shall cause its said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor.

    (b) If any of Lessee's said property shall be assessed with Lessor's real property, Lessee shall pay Lessor the taxes attributable to Lessee's property within 10 days after receipt of a written statement setting forth the taxes applicable to Lessee's property.

11. UTILITIES. Lessee shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to Lessee, Lessee shall pay a reasonable proportion to be determined by Lessor of all charges jointly metered with other premises.

12. ASSIGNMENT AND SUBLETTING.

    12.1 LESSOR'S CONSENT REQUIRED. Lessee shall not voluntarily or by operation of law assign, transfer, mortgage, sublet or otherwise transfer or encumber all or any part of Lessee's interest in this Lease or in the Premises, without Lessor's prior written consent, which Lessor shall not unreasonably withhold. Lessor shall respond to Lessee's request for consent hereunder in a timely manner and any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void, and shall constitute a breach of this Lease.

    12.2 LESSEE AFFILIATE. Notwithstanding the provisions of paragraph 12.1 hereof, Lessee may assign or sublet the Premises, or any portion thereof, without Lessor's consent, to any corporation which controls, is controlled by or is under common control with Lessee, or to any corporation resulting from the merger or consolidation with Lessee, or to any person or entity which acquires all the assets of Lessee as a going concern of the business that is being conducted on the Premises, provided that said assignee assumes, in full, the obligations of Lessee under this Lease. Any such assignment shall not, in any way, affect or limit the liability of Lessee under the terms of this Lease even if after such assignment or subletting the terms of this Lease are materially changed or altered without the consent of Lessee, the consent of whom shall not be necessary.

    12.3 NO RELEASE OF LESSEE. Regardless of Lessor's consent, no subletting or assignment shall release Lessee of Lessee's obligation or alter the primary liability of Lessee to pay the rent and to perform all other obligations to be performed by Lessee hereunder. The acceptance of rent by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Lessee or any successor of Lessee, in the performance of any of the terms hereof, Lessor may proceed directly against Lessee without the necessity of exhausting remedies against said assignee. Lessor may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Lessee without notifying Lessee, or any successor of Lessee, and without obtaining its or their consent thereto and such action shall not relieve Lessee of liability under this Lease.

    12.4 ATTORNEY'S FEES. In the event Lessee shall assign or sublet the Premises or request the consent of Lessor to any assignment or subletting or if Lessee shall request the consent of Lessor for any act Lessee proposes to do then Lessee shall pay Lessor's reasonable attorneys fees incurred in connection therewith, such attorneys fees not to exceed $350.00 for each such request.

13. DEFAULTS; REMEDIES.

    13.1 DEFAULTS. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee.

    (a) The vacating or abandonment of the Premises by Lessee.

    (b) The failure by Lessee to make any payment of rent or any other payment required to be made by Lessee hereunder, as and when due, where such failure shall continue for a period of three days after written notice thereof from Lessor to Lessee. In the event that Lessor serves Lessee with a Notice to Pay Rent or Quit pursuant to applicable Unlawful Detainer statutes such Notice to Pay Rent or Quit shall also constitute the notice required by this subparagraph.

    (c) The failure by Lessee to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee, other than described in paragraph (b) above, where such failure shall continue for a period of 30 days after written notice thereof from Lessor to Lessee; provided, however, that if the nature of Lessee's default is such that more than 30 days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commenced such cure within said 30-day period and thereafter diligently prosecutes such cure to completion.

    (d) (i) The making by Lessee of any general arrangement for the benefit of creditors: (ii) Lessee becomes a "debtor" as defined in 11 U.S.C. ss.101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where possession is not restored to Lessee within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or Lessee's interest in this Lease, where such seizure is not discharged within 30 days. Provided, however, in the event that any provision of this paragraph 13.1(d) is contrary to any applicable law, such provision shall be of no force or effect.

    (e) The discovery by Lessor that any financial statement given to Lessor by Lessee, any assignee of Lessee, any subtenant of Lessee, any successor in interest of Lessee or any guarantor of Lessee's obligation hereunder, and any of them, was materially false.

    13.2 REMEDIES. In the event of any such material default or breach by Lessee, Lessor may at any time thereafter, with or without notice or demand and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such default or breach:

    (a) Terminate Lessee's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event Lessor shall be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee's default including, but not limited to, the cost of recovering possession of the Premises; expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorney's fees, and any real estate commission actually paid; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid rent for the balance of the term after the time of such award exceeds the amount of such rental loss for the same period that Lessee proves could be reasonably avoided; that portion of the leasing commission paid by Lessor pursuant to Paragraph 15 applicable to the unexpired term of this Lease.

    (b) Maintain Lessee's right to possession in which case this Lease shall continue in effect whether or not Lessee shall have abandoned the Premises. In such event Lessor shall be entitled to enforce all of Lessor's rights and remedies under this Lease, including the right to recover the rent as it becomes due hereunder.

    (c) Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the state wherein the Premises are located. Unpaid installments of rent and other unpaid monetary obligations of Lessee under the terms of this Lease shall bear interest from the date due at the maximum rate then allowable by law.

    13.3 DEFAULT BY LESSOR. Lessor shall not be in default unless Lessor fails to perform obligations required of Lessor within a reasonable time, but in no event later than thirty (30) days after written notice by Lessee to Lessor and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Lessee in writing, specifying wherein Lessor has failed to perform such obligation; provided, however, that if the nature of Lessor's obligation is such that more than thirty
(30) days are required for performance then Lessor shall not be in default if Lessor commences performance within such 30-day period and thereafter diligently prosecutes the same to completion.

    13.4 LATE CHARGES. Lessee hereby acknowledges that late payment by Lessee to Lessor of rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Lessor by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or any other sum due from Lessee shall not be received by Lessor or Lessor's designee within ten (10) days after such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall pay to Lessor a late charge equal to 6% of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee's default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of rent, then rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding paragraph 4 or any other provision of this Lease to the contrary.

    13.5 IMPOUNDS. In the event that a late charge is payable hereunder, whether or not collected, for three (3) installments of rent or any other monetary obligation of Lessee under the terms of this Lease, Lessee shall pay to Lessor, if Lessor shall so request, in addition to any other payments required under this Lease, a monthly advance installment, payable at the same time as the monthly rent, as estimated by Lessor, for real property tax and insurance expenses on the Premises which are payable by Lessee under the terms of this Lease. Such fund shall be established to insure payment when due, before delinquency, of any or all such real property taxes and insurance premiums. If the amounts paid to Lessor by Lessee under the provisions of this paragraph are insufficient to discharge the obligations of Lessee to pay such real property taxes and insurance premiums as the same become due, Lessee shall pay to Lessor, upon Lessor's demand, such additional sums necessary to pay such obligations. All the obligations of Lessee to perform under this Lease, then any balance remaining from funds paid to Lessor under the provisions of this paragraph may, at the option of Lessor, be applied to the payment of any monetary default of Lessee in lieu of being applied to the payment of real property tax and insurance premiums.

14. CONDEMNATION. If the Premises or any portion thereof are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are hereinafter called "condemnation"), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the floor area of the building on the Premises, or more than 25% of the land area of the Premises which is not occupied by any building, is taken by condemnation, Lessee may, at Lessee's option, to be exercised in writing only within ten (10) days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the building situated on the Premises. No reduction of rent shall occur if the only area taken is that which does have a building located thereon. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Lessee shall be entitled to any award for loss of or damage to Lessee's trade fixtures and removable personal property. In the event that this Lease is not terminated by reason of such condemnation, Lessor shall to the extent of severance damages received by Lessor in connection with such condemnation, repair any damage to the Premises caused by such condemnation except to the extent that Lessee has been reimbursed therefore by the condemning authority. Lessee shall pay any amount in excess of such severance damages required to complete such repair.

15. BROKER'S FEE.

    (a) Upon execution of this Lease by both parties, Lessor shall pay a N/A Licensed real estate broker(s), a fee as set forth in a separate agreement between Lessor and said broker(s), or in the event there is no separate agreement between Lessor and said broker(s), the sum of $ N/A , for brokerage services rendered by said broker(s) to Lessor in this transaction.

    (b) Lessor further agrees that if Lessee exercises any Option as defined in paragraph 39.1 of this Lease, which is granted to Lessee under this Lease or any subsequently granted option which is substantially similar to an Option granted to Lessee under this Lease, or if Lessee acquires any rights to the Premises or other premises described in this Lease which are substantially similar to what Lessee would have acquired had an Option herein granted to Lessee been exercised, or if Lessee remains in possession of the Premises after the expiration of the term of this Lease after having failed to exercise an Option, or if said broker(s) are the procuring cause of any other lease or sale entered into between the parties pertaining to the Premises and/or any adjacent property in which Lessor has an interest, then as to any of said transactions, Lessor shall pay said broker(s) a fee in accordance with the schedule of said broker(s) in effect at the time of execution of this Lease.

    (c) Lessor agrees to pay said fee not only on behalf of Lessor but also on behalf of any person, corporation, association, or other entity having an ownership interest in said real property or any part thereof, when such fee is due hereunder. Any transferee of Lessor's interest in this Lease, whether such transfer is by agreement or by operation of law, shall be deemed to have assumed Lessor's obligation under this Paragraph
15. Said broker shall be a third party beneficiary of the provisions of this Paragraph 15.

16. ESTOPPEL CERTIFICATE.

    (a) Lessee shall at any time upon not less than ten (10) days' prior written notice from Lessor execute, acknowledge and deliver to the Lessor a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to Lessee's knowledge, any uncured defaults on the part of Lessor hereunder, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.

    (b) At Lessor's option, Lessee's failure to deliver such statement within such time shall be a material breach of this Lease or shall be conclusive upon Lessee (i) that this Lease is in full force and effect, without modification except as may be represented by Lessor, (ii) that there are no uncured defaults in Lessor's performance, and (iii) that not more than one month's rent has been paid in advance or such failure may be considered by Lessor as a default by Lessee under this Lease.

    (c) If Lessor desires to finance, refinance, or sell the Premises, or any part thereof, Lessee hereby agrees to deliver to any lender or purchaser designated by Lessor such financial statements of Lessee as may be reasonably required by such lender or purchaser. Such statements shall include the past three years' financial statements of Lessee. All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

17. LESSOR'S LIABILITY. The term "Lessor" as used herein shall mean only the owner or owners at the time in question of the fee title or a lessee's interest in a ground lease of the Premises, and except as expressly provided in Paragraph 15, in the event of any transfer of such title or interest, Lessor herein named (and in case of any subsequent transfers then the grantor) shall be relieved from and after the date of such transfer of all liability as respects Lessor's obligations thereafter to be performed, provided that any funds in the hands of Lessor or the then grantor at the time of such transfer, in which Lessee has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Lessor shall, subject as aforesaid, be binding on Lessor's successors and assigns, only during their respective periods of ownership.

18. SEVERABILITY. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

19. INTEREST ON PAST-DUE OBLIGATIONS. Except as expressly herein provided, any amount due to Lessor not paid when due shall bear interest at the maximum rate then allowable by law from the date due. Payment of such interest shall not excuse or cure any default by Lessee under this Lease, provided, however, that interest shall not be payable on late charges incurred by Lessee nor on any amounts upon which late charges are paid by Lessee.

20. TIME OF ESSENCE. Time is of the essence.

21. ADDITIONAL RENT. Any monetary obligations of Lessee to Lessor under the terms of this Lease shall be deemed to be rent.

22. INCORPORATION OF PRIOR AGREEMENTS; AMENDMENTS. This Lease contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification. Except as otherwise stated in this Lease, Lessee hereby acknowledges that neither the real estate broker listed on Paragraph 15 hereof nor any cooperating broker on this transaction nor the Lessor or any employee or agents of any of said persons has made any oral or written warranties or representations to Lessee relative to the condition or use by Lessee of said Premises and Lessee acknowledges that Lessee assumes all responsibility regarding the Occupational Safety Health Act, the legal use and adaptability of the Premises and the compliance thereof with all applicable laws and regulations in effect during the term of this Lease except as otherwise specifically stated in this Lease.

23. NOTICES. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal delivery or by certified mail, and if given personally or by mail, shall be deemed sufficiently given if addressed to Lessee or to Lessor at the address noted below the signature of the respective parties, as the case may be. Either party may by notice to the other specify a different address for notice purposes. A copy of all notices required or permitted to be given to Lessor hereunder shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate by notice to Lessee.

24. WAIVERS. No waiver by Lessor or any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Lessee of the same or any other provision. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor's knowledge of such preceding breach at the time of acceptance of such rent.

25. RECORDING. Either Lessor or Lessee shall, upon request of the other, execute, acknowledge and deliver to the other a "short form" memorandum of this Lease for recording purposes.

26. HOLDING OVER. If Lessee, with Lessor's consent, remains in possession of the Premises or any part thereof after the expiration of the term hereof, such occupancy shall be a tenancy from month to month upon all the provisions of this Lease pertaining to the obligations of Lessee, but all options and rights of first refusal, if any, granted under the terms of this Lease shall be deemed terminated and be of no further effect during said month to month tenancy.

27. CUMULATIVE REMEDIES. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

28. COVENANTS AND CONDITIONS. Each provision of this Lease performable by Lessee shall be deemed both a covenant and a condition.

29. BINDING EFFECT; CHOICE OF LAW. Subject to any provisions hereof restricting assignment or subletting by Lessee and subject to the provisions of Paragraph 17, this Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the State wherein the Premises are located.

30. SUBORDINATION.

    (a) This Lease, at Lessor's option, shall be subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security now or hereafter placed upon the real property of which the Premises are a part and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Lessee's right to quiet possession of the Premises shall not be disturbed if Lessee is not in default and so long as Lessee shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any mortgagee, trustee or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Lessee, this Lease shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof.

    (b) Lessee agrees to execute any documents required to effectuate an attornment, a subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be. Lessee's failure to execute such documents within 10 days after written demand shall constitute a material default by Lessee hereunder, or, at Lessor's option, Lessor shall execute such documents on behalf of Lessee as Lessee's attorney-in-fact. Lessee does hereby make, constitute and irrevocably appoint Lessor as Lessee's attorney-in-fact and in Lessee's name, place and stead, to execute such documents in accordance with this paragraph 30(b).

31. ATTORNEY'S FEES. If either party or the broker named herein brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, on trial or appeal, shall be entitled to his reasonable attorney's fees to be paid by the losing party as fixed by the court. The provisions of this paragraph shall inure to the benefit of the broker named herein who seeks to enforce a right hereunder.

32. LESSOR'S ACCESS. Lessor and Lessor's agents shall have the right to enter the Premises at reasonable times for the purpose inspecting the same, showing the same to prospective purchasers, lenders, or lessees, and making such alterations, repairs, improvements or additions to the Premises or to the building of which they are a part as Lessor may deem necessary or desirable. Lessor may at any time place on or about the Premises an ordinary "For Sale" signs and Lessor may at any time during the last 120 days of the term hereof place on the Premises any ordinary "For Lease" signs, all without rebate of rent or liability to Lessee.

33. AUCTIONS. Lessee shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises without first having obtained Lessor's prior written consent. Notwithstanding anything to the contrary in this Lease, Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to grant such consent.

34. SIGNS. Lessee shall not place any sign upon the Premises without Lessor's prior written consent except that Lessee shall have the right, without the prior permission of Lessor to place ordinary and usual for rent or sublet signs thereon.

35. MERGER. The voluntary or other surrender of this Lease by Lessee, the mutual cancellation thereof, or a termination hereof by Lessor, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subtenancies or may, at the option of Lessor, operate as an assignment to Lessor of any or all of such subtenancies.

36. CONSENTS. Except for paragraph 33 hereof, wherever in this Lease the consent of one party is required to an act of the other party such consent shall not be unreasonably withheld.

37. GUARANTOR. In the event that there is a guarantor of this Lease, said guarantor shall have the same obligations as Lessee under this Lease.

38. QUIET POSSESSION. Upon Lessee paying the rent for the Premises and observing and performing all of the covenants, conditions and provisions on Lessee's part to be observed and performed hereunder, Lessee shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease. The individuals executing this Lease on behalf of Lessor represent and warrant to Lessee that they are fully authorized and legally capable of executing this Lease on behalf of Lessor and that such execution is binding upon all parties holding an ownership interest in the Premises.

39. OPTIONS.

    39.1 DEFINITION. As used in this paragraph the word "Options" has the following meaning: (1) the right or option to extend the term of this Lease or to renew this Lease or to extend or renew any lease that Lessee has on other property of Lessor; (2) the option or right of first refusal to lease the Premises or right of first offer to lease the Premises or the right of first refusal to lease other property of Lessor or the right of first offer to lease other property of Lessor; (3) the right or option to purchase the Premises, or the right of first refusal to purchase the Premises, or the right of first offer to purchase the Premises or the right or option to purchase other property of Lessor, or the right of first refusal to purchase other property of Lessor or the right of first offer to purchase other property of Lessor.

    39.2 OPTIONS PERSONAL. Each Option granted to Lessee in this Lease are personal to Lessee and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Lessee, provided, however, the Option may be exercised by or assigned to any Lessee Affiliate as defined in paragraph 12.2 of this Lease. The Options herein granted to Lessee are not assignable separate and apart from this Lease.

    39.3 MULTIPLE OPTIONS. In the event that Lessee has any multiple options to extend or renew this Lease a later Option cannot be exercised unless the prior option to extend or renew this Lease has been so exercised.

    39.4 EFFECT OF DEFAULT ON OPTIONS.

    (a) Lessee shall have no right to exercise an Option, notwithstanding any provision in the grant of Option to the contrary, (i) during the time commencing from the date Lessor gives to Lessee a notice of default pursuant to paragraph 13.1(b) or 13.1(c) and continuing until the default alleged in said notice of default is cured, (ii) during the period of time commencing on the day after a monetary obligation to Lessor is due from Lessee and unpaid (without any necessity for notice thereof to Lessee) continuing until the obligation is paid, or (iii) at any time after an event of default described in paragraphs 13.1(a), 13.1(d), or 13.1(e) (without any necessity of Lessor to give notice of such default to Lessee), or (iv) in the event that Lessor has given to Lessee three or more notices of such defaults under paragraph 13.1(b),where a late charge has become payable under paragraph 13.4 for each of such defaults, or paragraph 13.1(c), whether or not the defaults are cured, during the 12 month period to the time that Lessee intends to exercise the subject Option.

    (b) The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Lessee's inability to exercise an Option because of the provisions of Paragraph 39.4(a).

    (c) All rights of Lessee under the provisions of an Option shall terminate and be of no further force or effect, notwithstanding Lessee's due and timely exercise of the Option, if, after such exercise and during the term of this Lease, (i) Lessee fails to pay to Lessor a monetary obligation of Lessee for a period of 30 days after such obligation becomes due (without any necessity of Lessor to give notice thereof to Lessee), or (ii) Lessee fails to commence to cure a default specified in paragraph 13.1(c) within 30 days after the date that Lessor gives notice to Lessee of such default and/or Lessee fails thereafter to diligently prosecute said cure to completion, or (iii) Lessee commits a default described in paragraph 13.1(a), 13.1(d) or 13.1(e) (without any necessity of Lessor to give notice of such default to Lessee), or (iv) Lessor give to Lessee three or more notices of default under paragraph 13.1(b), where a late charge becomes payable under paragraph 13.4 for each such default, or paragraph 13.19c), whether or not the defaults are cured.

40. MULTIPLE TENANT BUILDING. In the event that the Premises are part of a larger building or group of buildings then Lessee agrees that it will abide by, keep and observe all reasonable rules and regulations which Lessor may make from time to time for the management, safety, care, and cleanliness of the building and grounds, the parking of vehicles and the preservation of good order therein as well as for the convenience of other occupants and tenants of the building. The violations of any such rules and regulations shall be deemed a material breach of this Lease by Lessee.

41. SECURITY MEASURES. Lessee hereby acknowledges that the rent payable to Lessor hereunder does not include the cost of guard service or other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of Lessee, its agents and invitees from acts of third parties.

42. EASEMENTS. Lessor reserves to itself the right, from time to time, to grant such easements, rights and dedications that Lessor deems necessary or desirable, and to cause the recordation of Parcel Maps and restrictions, so long as such easements, rights, dedications, Maps and restrictions do not unreasonably interfere with the use of the Premises by Lessee. Lessee shall sign any of the aforementioned documents upon request of Lessor and failure to do so shall constitute a material breach of this Lease.

43. PERFORMANCE UNDER PROTEST. If at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment "under protest" and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease.

44. AUTHORITY. If Lessee is a corporation, trust, or general or limited partnership, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity. If Lessee is a corporation, trust or partnership, Lessee shall, within thirty (30) days after execution of this Lease, deliver to Lessor evidence of such authority satisfactory to Lessor.

45. CONFLICT. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

46. INSURING PARTY. The insuring party under this lease shall be the Lessor.

47. ADDENDUM. Attached hereto is an addendum or addenda containing paragraphs 48 through 55 which constitutes a part of this Lease.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY THE EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

     IF THIS LEASE HAS BEEN FILLED IN IT HAS BEEN PREPARED FOR SUBMISSION TO YOUR ATTORNEY FOR HIS APPROVAL. NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE AMERICAN INDUSTRIAL REAL ESTATE ASSOCIATION OR BY THE REAL ESTATE BROKER OR ITS AGENTS OR EMPLOYEES AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTION RELATING THERETO, THE PARTIES SHALL RELY SOLELY UPON THE ADVICE OF THEIR OWN LEGAL COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS LEASE.

The parties hereto have executed this Lease at the place and on the dates specified adjacent to their respective signatures.

Executed at Commerce, CA
on October 1, 2000
                                            By:  /S/ JEFF GOLD
                                               --------------------------------
Address:                                       Jeff Gold, Senior Vice President
4000 East Union pacific Avenue
Commerce, CA  90023                         By:  /S/ ANDY FARINA
ATTN:  Vice President Real Estate              --------------------------------
                                               Andy Farina, CFO
                                               "LESSOR"  (Corporate seal)


Executed at Commerce, CA

on October 1, 2000
                                            By:  /S/ DAVID GOLD
                                               --------------------------------
Address:                                        David Gold, President
c/o 99(cent)Only Stores
4000 East Union Pacific Avenue              By:  /S/ SHERRY GOLD
Commerce, CA  90023                            --------------------------------
           ATTN:  President                    Sherry Gold, Authorized
                                                  Representative
                                               "LESSEE"  (Corporate seal)

                                Addendum To Lease

This Addendum to Lease ("Addendum") dated October 1, 2000 is made with reference (and is incorporated therein) to that certain Standard Industrial Lease ("Lease") dated October 1, 2000 by and between 99(cent) Only Stores ("Lessor") and Universal International ("Lessee") with respect to those certain premises commonly known as 905 Yankee Doodle Road, Eagan, Minnesota ("Premises"). The term "Lease Body" shall refer to pages 1-6 of the Lease. In the event of any conflict between the terms of the Lease Body of the Lease and the terms of this Addendum, this Addendum shall control as to and to the extent of such conflict. Any capitalized terms used herein this Addendum and not otherwise defined in this Addendum shall have the same meaning as in the Lease Body, the term "Addendum" shall refer to this Addendum, and the term "Lease" shall refer to the entire Lease (initially, the Lease Body and the Addendum).

    48. Subject to the provisions of paragraph 39, Lessee shall have the Option to terminate this Lease effective any time on or before June 30, 2002, provided that a) Lessee gives Lessor written notice of such election (specifying the effective date of such termination) at least ninety (90) days in advance of the effective date of termination (but in no event may such notice be given after December 31, 2001) and b) Lessee has not elected any of its Options under paragraph 49, 50, or 51 below.

    49. Subject to the provisions of paragraph 39, Lessee shall have the Option to extend the term of this Lease for a single period of five (5) years (ending January 31, 2011), provided that a) Lessee gives Lessor written notice of such election at least one (1) year in advance of the end of the term of the Lease before such election and b) Lessee has not elected any of its Options under paragraphs 48, 50, or 51 hereof.

    50. Subject to the provisions of paragraph 39, Lessee shall have the Option to purchase the Premises (including Lessor's parcel(s) of land applicable thereto and the Included Pers. Prop.) with a recording date of on or before December 31, 2001 for an all cash net (net of any closing costs) purchase price of ten million dollars ($10,000,000), provided that a) Lessee notifies Lessor of such election no later than October 31, 2001, b) Lessor has not (at the time of Lessee's notice of election) notified Lessee of Lessor's receipt of any acceptable third party offer to purchase such Premises as described in paragraph 51 below, c) such purchase is reasonably necessary (in Lessee's reasonable opinion) for the original Lessee's (or a party who is acquiring at least ten
(10) such stores from the original Lessee for the purposes of continuing to operate substantially all of such stores) warehousing and distribution for a chain of retail discount general merchandise stores commonly known as Odd's-N-End's and/or Only Deals and d) Lessee has not elected any of its Options under paragraphs 48, 50, or 51 hereof. Lessee shall notify Lessor of its election to so purchase the Premises by delivering the American Industrial Real Estate Association's "Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate" (8 legal sized pages, form "OFA-3-2/98") incorporated herein by reference, fully initialed, signed, unmodified, with the provided blanks completed consistent herewith and otherwise for their intended purposes, and with the following:

    (a) Title Company & Escrow to be Commonwealth Land Title Company, or stating Buyer's preference, but specifying "or otherwise reasonably acceptable to Seller".

    (b) 1.1 Expected Closing date to be no later than October 31, 2001 and no more than sixty (60) days after the date that Lessee delivers the offer to Lessor.

    (c) 2.3 to include the Included Pers. Prop.


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


    (d) 3.1 to be $10,000,000.00.

    (e) 3.1c & d to be stricken.

    (f) 4.1 to be $100,000.00.

    (g) 5, 6 & 7 to be stricken.

    (h) 8.5, Buyer to pay all closing costs.

    (i) 9.1 a, b, c, d, e, g, h, i, j, l, q to be stricken.

    (j) 11.1 No tax pro-ration, as Buyer is responsible for property taxes before and after close of escrow.

    (k) 11.3 Any unpaid Rent or other charges under the Lease shall be charged to Lessee/Buyer through escrow.

    (l) 12.1 b, c, d, j, to be stricken.

    (m) 12.1, all of Seller's representations and warranties (except a & k) shall be limited to the actual knowledge of the individual designed by the Seller to be the generally most knowledgeable about the Premises as a whole (without duty of inquiry) and such representations shall have no effect where Lessee did not reasonably act in reliance thereupon or which Lessee had knowledge of or reasonable suspicion of facts to the contrary.

    (n) 17.1, the purchase agreement (including the closing of escrow and/or the recording of the deed) does (do) not terminate any of Lessee's obligations under the Lease accruing prior to the date of recording.

    (o) 21, $100,000, to be initialed.

    (p) 22, to be initialed.

    (q) 26, none.

    51. Subject to the provisions of paragraph 39, Lessee shall have the Option to elect to purchase the Premises for a period of ten (10) business days following notice from Lessor to Lessee that Lessor has received an acceptable "offer" (whether a binding offer or a credible non-binding letter of intent) to purchase the Premises (which notice shall identify the purchase price, closing timeframe, and allocation of closing costs of such offer) from Lessor for the same purchase price, closing timeframe, and closing costs of such offer, provided that a) Lessee gives Lessor written notice of such election no later than five (5) business days following receipt of such notice from Lessor and d) Lessee has not elected any of its Options under paragraphs 48, 50, or 51 hereof. The contract and procedures for any such purchase shall be as provided in paragraph 50 above, except that the purchase price, closing date, and closing costs shall be established by this paragraph 51. Lessor shall have no obligation to notify Lessee of any such acceptable offer (and may freely sell the Premises) when: a) Lessee would not have this Option pursuant to paragraph 39 of the Lease, b) the offer is received after October 31, 2001, and/or c) the sale is to a party owned and/or controlled by a Lessor Affiliate of the then-current Lessor (however such sale would not invalidate this paragraph 51 with respect to future sales/offers). A Lessor Affiliate includes any party that is directly or indirectly owned or controlled (to a majority extent) by Lessor, which owns and/or controls directly or indirectly a majority of Lessor,


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


which directly or indirectly has (to a majority extent) common ownership of control with Lessor, and/or any entity which acquires substantially all of Lessor's real estate holdings or assets.

    52. This Lease is what is commonly referred to as a "NNN" or "Triple Net" lease and Lessee is responsible for the maintenance, repairs, and code required upgrades/alterations of all of the Premises, including, but not limited to, the buildings, fixtures improvements, parking areas, lights, utility connections, code compliance, etc. Lessor shall have no obligations in connection therewith, except as provided in Section 9 (Damage or Destruction) or Section 14 (Condemnation.)

    53. Lessee has been the occupant of the Premises for many months. Lessee knows as much about the Premises as does Lessor. To the broadest possible extent that this sentence can be interpreted, Lessor makes absolutely no representations or warranties with respect to the Premises or the Lease.

    54. As used herein, the term "HAZMAT" shall mean any substance or condition (liquid, solid, vapor, radiation, or otherwise) that is classified as hazardous, dangerous, poisonous, carcinogenic, etc. and shall generally include all substances which would be included in a broad definition of hazardous materials by a large institutional lender. Lessee shall not bring any HAZMAT (or allow any other party to do so) onto, under, above, or within the Premises, except those which are a) incidental to Lessee's permitted use of the Premises, b) typical in connection with Lessee's permitted use (packaged for retail sale and/or reasonably used in the maintenance and/or operation of the Premises), c) are in strict compliance with all laws, rules, regulations of governmental and quasi-governmental entities and insurance companies and underwriting boards, and
d) do not violate any other provision of this Lease. Lessee shall not install (or allow any other party to do so) any underground storage tanks on, in or about the Premises. No above-ground storage tanks shall be installed without Lessor's prior written consent. Lessee shall indemnify and hold Lessor harmless from any violations of the provisions of this paragraph 54. In connection with any suspected violations of this paragraph 54 or otherwise in connection with HAZMAT, Lessor shall have the right to enter upon the Premises to conduct tests and/or investigations with HAZMAT, Lessor shall have the right to enter upon the Premises to conduct tests and/or investigations (which Lessee shall cooperate with) at Lessee's expense (when due to Lessee's violation of this paragraph 54). Neither Lessee nor Lessor shall be responsible to each other for the abatement of any HAZMAT present prior to Lessee's occupancy of the Premises or for any damages caused thereby to each other or to any third party, unless such damages are caused by Lessee's failure to act in a commercially reasonable manner with respect to the use, maintenance and operation of the Premises. If Lessor elects to abate any HAZMAT, Lessee shall reasonably cooperate therewith and shall get no Rent abatement in connection therewith.

    55. If Lessee has any early termination rights under Paragraph 48 hereof at the time of any Premises Partial Damage, such damage shall subject the Lease to termination under Paragraph 9.5(a), unless Lessee notifies Lessor (within ten
(10) days after such Premises Partial Damage) of Lessee's election to thereafter permanently waive its rights under paragraph 48 hereof. If Lessee does so elect to waive its rights under paragraph 48, then the rights and obligations in connection with such Premises Partial Damage shall be governed by the otherwise applicable provisions of Section 9, except that Lessor's time period to elect to cancel and terminate the Lease under Paragraph 9.3 shall be extended from thirty
(30) days to forty (40) days.

Lessor:                                           Lessee:



/S/ JEFF GOLD                                     /S/ DAVID GOLD
--------------------------                        -----------------------------
Jeff Gold                                         David Gold


/S/ ANDY FARINA                                   /S/ SHERRY GOLD
--------------------------                        -----------------------------
Andy Farina                                       Sherry Gold


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